Exhibit 10.9

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH

“[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE

SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION

REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED.

Dated: 6 February 2016

LICENCE AGREEMENT

between

UCL Business Plc

The Regents of the University of California

and

Orchard Therapeutics Limited

INDEX

1. DEFINITIONS	2

2. GRANT OF RIGHTS	15

3. ENABLEMENT, KNOW-HOW AND MATERIALS TRANSFER	21

4. RESERVATION OF RIGHTS FOR ACADEMIC AND OTHER RESEARCH AND ASSOCIATED PUBLICATION RIGHTS	24

5. PAYMENTS	26

6. COMMERCIALISATION	34

7. COMPLIANCE WITH LAWS	36

8. INTELLECTUAL PROPERTY	37

9. WARRANTIES AND LIABILITY	41

10. CONFIDENTIALITY OBLIGATIONS	46

11. LICENSEE PROTECTIONS AND RESTRICTIVE COVENANTS	48

12. DURATION AND TERMINATION	48

13. GENERAL	53

SCHEDULE 1 JOINT UCLB/UCLA TECHNOLOGY	58

SCHEDULE 2 UCLB TECHNOLOGY AND UCLB MANUFACTURING TECHNOLOGY	59

SCHEDULE 3 APPOINTMENT OF EXPERT	63

SCHEDULE 4 DEVELOPMENT PLAN	64

SCHEDULE 5 DISCLOSURE PROCESS	65

SCHEDULE 6 WARRANTIES	66

SCHEDULE 7 RESEARCH GROUPS	70

THIS AGREEMENT is made the 6 day of February 2016

BETWEEN:

(1)

UCL BUSINESS PLC, a public company incorporated and duly organised and validly existing under the laws of England (company number [***]) whose registered office is The Network Building, 97 Tottenham Court Road, London W1T 4TP (“UCLB”);

(2)

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, California 94607-5200, acting through The Office of Intellectual Property and Industry Sponsored Research of the University of California, Los Angeles, located at 11000 Kinross Avenue, Suite 200, Los Angeles, CA 90095-1406 and limited to its Los Angeles campus (“UCLA”); and,

(3)

ORCHARD THERAPEUTICS LIMITED, a company incorporated and duly organised and validly existing under the laws of England (company number [***]) whose registered office is at 90 High Holborn, London, WC1V 6XX (“Orchard”).

WHEREAS:

A.

University College London (“UCL”) and The Regents of University of California (“UCLA”) have, through the Principal Researchers, jointly developed certain technology and own certain Intellectual Property Rights and other rights in respect of the Joint UCLB/UCLA Technology.

B.

Dr Gaspar and Dr Thrasher are leading academics in the field of gene therapy and work full time as employees of UCL and respectively supervise the Gaspar Research Group and Thrasher Research Group, and each are subject to UCL’s rights and policies.

C.

UCLB is a public company established and wholly owned by UCL to undertake all commercialisation activities of technology arising from the UCL facilities and laboratories and the work of those employed at, studying or working within UCL, including technology derived from all works undertaken by Drs Gaspar and Thrasher in the course of their employment with UCL and of the Gaspar Research Group and the Thrasher Research Group.

D.	UCLA is a joint owner of an invention, generally characterized as [***] entitled “[***]”, made in the course of research at UCLA by Dr. Donald Kohn and claimed in the Joint Patents (as defined below).

E.

Dr. Kohn is an employee of UCLA and as such assigned his right, title and interest in and to the Joint UCLB/UCLA Technology to UCLA. The invention was developed with United States Government funds and UCLA has elected titled thereto and granted a royalty-free non-exclusive license to the United States Government required under 35 U.S.C. Section 200-212. Also, the United States Government rights apply to the invention under 35 U.S.C Sections 202(c)(4), 202(c)(5), 202(c)(6), 202(c)(7), 203 and 204 (for the United States market). Furthermore, the invention, know-how and research tools are subject to the Principles and Guidelines for Recipients of NIH research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources stated in the Federal Register/Vol. 64, No. 246/Thursday, December 23, 1999/Notices (hereinafter “United States Government Rights”).

F.

UCLA and UCLB have agreed a collaboration for the exploitation of, and a revenue sharing arrangement between themselves with respect to, the Joint UCLB/UCLA Technology in accordance with the provisions of the Inter-Institutional Agreement.

G.

UCL and its academics and personnel have developed certain other gene therapy technology and manufacturing methods, in respect of which the Intellectual Property Rights and other rights covering the same were owned initially by UCL and are now owned by UCLB and comprise those in the UCLB Technology and UCLB Manufacturing Technology.

H.	Orchard now wishes to acquire exclusive rights to the Technology to Exploit Gene Therapy Products in the Field and throughout the Territory, all in accordance with the provisions of this Agreement.

I.

Whereas the Parties value the use of the Joint Clinical Data, the Materials, the Vectors, the Principal Joint Know-how, the Principal LCR-EFS Know-how, the Principal MPS1 Know-how, the Scheduled Perforin Know-how and the [***] licensed under this Agreement as much or more than the practise of the Licensed Patents, so the Parties have chosen to not step down the Royalty Rate solely based on where the Licensed Patents are no longer practised but the other licensed Joint Clinical Data, Materials and Know-how referred to above continue to be used.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration including the share subscription by UCLB (for and on behalf of both UCLB and UCLA), intending to be legally bound, HEREBY AGREE as follows:

1.	DEFINITIONS

1.1	In this Agreement, each of the capitalised words and expressions set out below shall have the meanings set forth against that capitalised word or expression, unless expressly provided otherwise:

“Academic Collaborator” means any Academic Organisation which is actively collaborating with UCL or UCLA on Academic Research as permitted in accordance with the provisions of this Agreement;

“Academic Organisation” means an organisation engaged in the conduct of academic research or the non-commercial funding of academic research, comprising academic institutions, charities, not-for-profit organisations and government bodies including the national health services and equivalent organisations throughout the world;

“Academic Research” means academic research (excluding clinical research) which is undertaken by either or both of UCL or UCLA alone, together, or in collaboration alone or jointly with another Academic Organisation;

“ADA SCID” means severe combined immunodeficiency disease in humans caused by an inherited deficiency in adenosine deaminase;

“ADA SCID IP” means the Joint Patents, the Joint Know-how, Joint Clinical Data, and all IP in the Joint Materials;

“ADA SCID Product” means any gene therapy products or therapies Exploited by Orchard, or any of its Sub-licensees pursuant to a sub-licence granted hereunder, which is labelled, approved or otherwise marketed by Orchard and/or its Sub-licensees for the ADA SCID indication and (i) which would, were it not for the existing licence to the Joint Patents hereunder, infringe a Valid Claim of any Joint Patent in the country of sale of such product; and/or (ii) in which final product, the ADA SCID Vector is incorporated in or is used in the manufacture or delivery of that final product; and/or (iii) which uses in Orchard’s development of such product, or the manufacture of such product, or is incorporated in such product, any Joint Know-how or Joint Clinical Data;

“ADA SCID Project” means the program of research defined in Part A of Schedule 1 as has been overseen by or conducted by any one or more of the Research Groups prior to the Effective Date together with the UCL ADA SCID Clinical Trial and the UCLA ADA SCID Clinical Trial;

“ADA SCID Vector” means the vector defined in Part A of Schedule 1, together with such vector incorporating minor modifications thereto provided that the Joint Clinical Data will support approval of such modified vector;

“Affiliate” in relation to a Party, means any entity or person that Controls, is Controlled by, or is under common Control with that Party. For the purposes of this Agreement, (i) UCL shall be deemed an Affiliate of UCLB and vice versa; and, (ii) Orchard’s Affiliates shall be limited to its subsidiaries (as defined in section 1159 of the Companies Act 2006) from time to time;

“Agreement” means this agreement together with its schedules, each as may be amended, varied or extended from time to time in accordance with the terms of this Agreement;

“ATMP” means advanced therapy medicinal products;

“Claims” means all demands, claims and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, awards, costs and expenses of any nature whatsoever and all costs and expenses (including legal costs) incurred in connection therewith;

“Clinical Data” means any and all test data, test designs and protocols, results and data from human clinical studies, including data submitted as part of Regulatory Submissions or in support of applications for Regulatory Incentives, but for the avoidance of doubt Clinical Data does not include the original physical subject medical records and other physical source documents (as that term is defined in ICH E6 section 1.52), but does include the data and information therein;

“Clinical Data Purpose” means making regulatory filings for the purpose of obtaining and maintaining Regulatory Approvals;

“Clinical Trial Agreement” or “CTA” means an agreement pursuant to which clinical trial activities are to be undertaken;

“Commercial Research” means any research (i) that is, in whole or part, funded by a person or entity that is not an academic, charitable or not-for-profit organisation; or (ii) that is undertaken at the request of or for the benefit of any entity that is not an Academic Organisation involved in such research; or (iii) that is undertaken (as opposed to funded) in collaboration with any entity which is not an Academic Organisation; or (iv) under which a Third Party, which is not an Academic Organisation participating in such research, will acquire any rights in (including by way of option, assignment or licence) or control over the results of such research;

“Confidential Information” means all Know-how, trade secrets, information and all other technical or commercial information that:

a)

in respect of information provided in documentary or written form or by way of a model or in other media or tangible form or a form not covered by (b) below, at the time of provision is marked or otherwise designated or identified that it is imparted in confidence or which a reasonable person would expect to be confidential; and,

b)

in respect of information that is imparted orally, visually or otherwise by way of demonstration the Disclosing Party or its representatives informed the Receiving Party at the time of disclosure, or which a reasonable person would expect, to be confidential;

“Control” or “Controlled” means direct or indirect beneficial ownership of more than 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum permitted level of foreign investment which still provides control over the day to day management and direction of the Party) of the share capital, stock or other participating interest carrying the right to vote for the election of directors or cause the direction of the management of policies of any entity, as the case may be;

“Diligent Efforts” means exerting those efforts as would normally, reasonably and fairly be exerted or employed by a Third Party company of equivalent resource and establishment for a product of similar market potential and at a similar stage of its product life, having reasonably assessed the likelihood of a successful approval, having regard to the duration to market, additional development and research costs, Third Party IP costs and risks and the likely economic return and duration;

“Disclosing Party” has the meaning given in Clause 10.1.1;

“Disclosure Letter” means the letter described as such, dated as of the date of this Agreement and addressed by UCLB and UCLA to Orchard;

“Disclosure Period” has the meaning given in Clause 2.7.4;

“Documentary Materials” means all papers, books, records, files, documentation, laboratory note books and other physical records, including in respect of Regulatory Submissions and Regulatory Incentives, relevant to, recording, disclosing or incorporating any of the Technology, including those set out in Schedule 5;

“Effective Date” means the date that Orchard issues to UCLB the 5,125,000 (five million one hundred and twenty five thousand) Ordinary Shares in Orchard in accordance with its obligations under Clause 5.2.2 which will not be later than 12 February 2016;

“EMA” means the European Medicines Agency or any successor agency thereto;

“Executive Officer” means (i) in the case of UCLB its Managing Director; (ii) in the case of UCLA its Senior Director of Licensing; and (iii) in the case of Orchard its chief executive officer;

“Exploit” and “Exploiting” means to make, have made, import, export, use, sell or offer for sale, including to research, experiment, develop, commercialise, obtain and maintain Regulatory Approvals, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of, and “Exploitation” shall mean the act of Exploiting;

“FDA” means the US Food and Drug Administration or any successor agency thereto;

“Field” means all uses and applications without restriction;

“First Anniversary of MA” means the first anniversary of the date of a Marketing Approval granted to Orchard, or any Sub-licensee pursuant to a sub-licence granted hereunder, in respect of a Gene Therapy Product in any country in the Territory;

“First Commercial Sale” means the first arm’s length commercial sale of the applicable Gene Therapy Product in a country by Orchard or by a Sub-licensee pursuant to a sub-licence granted hereunder, in each case following the grant of a Marketing Approval for the applicable Gene Therapy Product in such country;

“Gaspar Research Group” means Dr Gaspar and those members of the research group led by Dr Gaspar working under the direction and supervision of Dr Gaspar at his UCL laboratories from time to time, prior to, on or after the Effective Date, including the individuals set out at Schedule 7 under the heading “Gaspar Research Group”;

“Gene Therapy Product” means one of an ADA SCID Product, an LCR-EFS Platform Product, an MPS1 Product, a Perforin Deficiency Product or a [***] Product, and “Gene Therapy Products” means two or more of the foregoing;

“GMP” means good manufacturing practices;

“Good Industry Practice” means the exercise of an appropriate degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a start-up company within the gene therapy or biotechnology sector;

“Improvement Period” has the meaning given in Clause 2.7.1;

“Improvements” means

(a) any improvement, enhancement, development or advancement (together with all Intellectual Property Rights in the same) over any of the Technology and which if Orchard or its Sub-licensees used, deployed or incorporated in or for the Exploitation of any product (including its development or manufacture), process or service, would (either alone or where used with any of the Technology) result in such product, process or service being within (i) a definition of a Gene Therapy Product; and/or (ii) the scope of or otherwise dependent upon (that is, in each case, in the absence of any licence, would otherwise infringe) any one or more claims of any of the Joint Patents and/or UCLB Patents; and

(b) any other improvement, enhancement, development or advancement (together with all Intellectual Property Rights in the same) over any of the Technology which if Orchard or its Sub-licensees used, deployed or incorporated in or for the Exploitation of any product (including its development or manufacture), process or service would result in such product, process or service being dependent upon and not otherwise severable from some, if not all, of the Technology;

in each case, as is created after the Effective Date and excluding all such improvements, enhancements, developments and advancements under an SRA or CTA to which Orchard is a party and under which Orchard receives a sub-licensable (through multiple tiers), assignable worldwide licence that is exclusive in the field of Gene Therapy Products and otherwise non-exclusive throughout the remainder of the Field;

“Indemnitees” has the meaning given to it at Clause 9.7;

“Indications” means ADA SCID, MPS1, Perforin Deficiency, and [***] and “Indication” means any one of the foregoing;

“Intellectual Property Rights” or “IPR” or “IP” means all Patents, claims in or rights to Patents, rights in designs (including design patents, registered designs and unregistered designs), copyright, rights in software, database rights, rights in data, inventions, rights in Know-how, trade secrets and confidential information, and any and all other similar rights or equivalent rights to any of the foregoing situated in any country in the world, in each case for their full term and any extensions, together with applications for any of the foregoing, the right to apply for any of the foregoing in any part of the world and the right to claim priority in respect of any of the foregoing;

“Inter-Institutional Agreement” means the agreement between UCLB and UCLA dated on or about the date of this Agreement in respect of the arrangements and profit sharing between UCLB and UCLA related to the Joint UCLB/UCLA Technology, a copy of which has been disclosed to Orchard prior to the Effective Date;

“Joint Clinical Data” means all the Clinical Data generated or derived from or in pursuit of each of the UCL ADA SCID Clinical Trial and UCLA ADA SCID Clinical Trial, including the data described in Part D of Schedule 1;

“Joint Clinical Data Purpose” means use for preparing, filing and prosecuting Regulatory Submissions and for obtaining and maintaining Regulatory Approvals;

“Joint Know-how” means:

(a) Know-how in inventions claimed in the Joint Patent;

(b) the Know-how listed and identified in Part C of Schedule 1 (the Know-how at (a) and (b) being the “Principal Joint Know-How”); and

(c) all other Know-how beyond the Principal Joint Know-How (including other Know-How disclosed in the Joint Patent) existing as of the Effective Date that was (i) created, generated or developed from or in connection with the performance of the ADA SCID Project by any member(s) of any of the Research Groups, or (ii) used in connection with the ADA SCID Project and which UCLB and/or UCLA are free, as of the Effective Date, to license to Orchard but in each case excluding any Joint Clinical Data;

“Joint Materials” means the Materials generated and/or developed pursuant to the ADA SCID Project by any member(s) of any of the Research Groups, and Materials that were used in connection with the ADA SCID Project and which UCLB and/or UCLA are free, as of the Effective Date, to license to Orchard, together with the ADA SCID Vector and those other Materials listed under Part E of Schedule 1;

“Joint Patents” means the Patent set out in Part B of Schedule 1 and all Patents derived therefrom;

“Joint UCLB/UCLA Technology” means the ADA SCID IP and the Joint Materials;

“Know-how” means all technical and other information, knowledge, ideas, concepts, discoveries, data, designs, know-how, trade secrets, inventions (which at the relevant time are not the subject of a Patent), formulae, methods, software sequences, models, procedures, designs for experiments, trials and tests and results of the same, testing methods, processes, specifications and techniques, pre-clinical data, clinical data and manufacturing data including all Clinical Data;

“Kohn Research Group” means (i) for all purposes other than the definitions of ADA SCID Project, Joint Know-how and Joint Materials, Dr Kohn and employees under his supervision as of the Effective Date who have been informed of UCLA’s obligations under this Agreement; or (ii) for the purposes of the definitions of ADA SCID Project, Joint Know-how and Joint Materials, Dr Kohn and those members of the research group led by Dr Kohn working under the direction and supervision of Dr Kohn at his UCLA laboratories from time to time, prior to and/or as of the Effective Date, including the individuals set out at Schedule 7 under the heading “Kohn Research Group”;

“LCR-EFS Platform IP” means (i) the Patents listed and identified under the title Scheduled LCR-EFS Patents in Part A of Schedule 2 and any Patents arising therefrom (“LCR-EFS Patents”); (ii) all Know-how in inventions claimed in the LCR-EFS Patents; (iii) all Know-how listed and identified under the title LCR-EFS Know-how in Part A of Schedule 2 (the Know-how at (ii) and (iii) being the “Principal LCR-EFS Know-How”); (iv) all Know-how (beyond the Principal LCR-EFS Know-How) existing as of the Effective Date that was (a) created, generated or developed from or in connection with the LCR-EFS Platform Project, and/or (b) used in connection with the LCR-EFS Platform Project, and/or otherwise disclosed in the LCR-EFS Patents, and which UCLB is free, as of the Effective Date, to license to Orchard, ((ii), (iii) and (iv) together being the “LCR-EFS Know-how”); (v) any New Patents claiming any of the LCR-EFS Know-how; and (vi) all IP in the Materials used in connection with the LCR-EFS Platform Project and which UCLB is free, as of the Effective Date, to license to Orchard, and otherwise in Materials generated and/or developed pursuant to the LCR-EFS Platform Project, together with the LCR-EFS Vector and those other Materials listed under Part A of Schedule 2;

“LCR-EFS Platform Product” means any gene therapy products or therapies, excluding any ADA SCID Product, MPS1 Product, Perforin Product or [***] Product Exploited by Orchard, or any of its Sub-licensees pursuant to a sub-licence granted hereunder, (i) which would, or the Exploitation of which would, were it not for the existing licence to the LCR-EFS Platform IP hereunder, otherwise infringe a Valid Claim of any Patents included in the LCR-EFS Platform IP in the country of sale of such product; (ii) in which final product, the LCR-EFS Vector is incorporated in or is used in the manufacture or delivery of that final product; and/or (iii) which uses in Orchard’s development of such product, or the manufacture of such product, or is incorporated in such product, any LCR-EFS Know-how;

“LCR-EFS Platform Project” means the program of research defined in Part A of Schedule 2 as has been overseen by or conducted by either or both of the Thrasher Research Group and Gaspar Research Group prior to the Effective Date;

“LCR-EFS Vector” means the vector defined in Part A of Schedule 2 together with any modifications and derivatives thereof resulting in a vector containing the LCR Sequences or any combination thereof;

“LCR Sequences” means each of the beta globin gene hyper-sensitive sites sequences as defined in Part A of Schedule 2 together with modifications of each that result in an [***] homology with each site as defined in Part A Schedule 2;

“Licensed Patents” has the meaning at Clause 8.2.1;

“Marketing Approval” or “MA” means those Regulatory Approval(s) required by applicable laws and regulations in a particular country or territory in order to sell or commercially supply a medicinal product and/or device in that country or territory;

“Materials” means Physical Materials and Documentary Materials;

“Minimum Territories” means the [***];

“MPS1” means the condition known as mucopolysaccharidosis I caused by an absence of, or insufficient levels of, the enzyme alpha-L-iduronidase;

“MPS1 IP” means (i) the LCR-EFS Patents; (ii) all Know-how in inventions claimed in the LCR-EFS Patents; (iii) all Know-how listed and identified under the title Scheduled MPS1 Know-how in Part B of Schedule 2 (the Know-how at (ii) and (iii) being the “Principal MPS1 Know-How”); (iv) all Know-how (beyond the Principal MPS1 Know-How) existing as of the Effective Date that was (a) created, generated or developed from or in connection with the MPS1 Project, and/or (b) used in connection with the MPS1 Project and which UCLB is free, as of the Effective Date, to license to Orchard, ((ii), (iii) and (iv) together being the “MPS1 Know-how”); (iv) any New Patents claiming any of the MPS1 Know-how; (v) all IP in the Materials used in connection with the LCR-EFS Platform Project and which UCLB is free, as of the Effective Date, to license to Orchard, and in Materials otherwise generated and/or developed pursuant to the MPS1 Project, together with the MPS1 Vector and those other Materials listed under Part B of Schedule 2;

“MPS1 Product” means any gene therapy products or therapies Exploited by Orchard, or any of its Sub-licensees pursuant to a sub-licence granted hereunder, which is labelled, approved, or otherwise marketed by Orchard and/or its Sub-licensees for the MPS1 indication and (i) which would, were it not for the existing licence to the MPS1 IP hereunder, infringe a Valid Claim of any Patents included in the MPS1 IP; (ii) in which final product, the MPS1 Vector is incorporated in, or is used in the manufacture or delivery of that final product; and/or (iii) which uses in Orchard’s development of such product, or the manufacture of such product, or is incorporated in such product, any MPS1 Know-how;

“MPS1 Project” means the program of research in respect of MPS1 defined in Part B of Schedule 2 as has been overseen by or conducted by either or both of the Thrasher Research Group and Gaspar Research Group prior to the Effective Date;

“MPS1 Vector” means the vector defined in Part B of Schedule 2 together with any modifications and derivatives thereof that result in [***] Vector targeting MPS1;

“Net Sales Value” means:

a)

the gross invoiced price of Gene Therapy Products sold by Orchard or its Sub-licensees (or their respective agents) to a Third Party on an arm’s length transaction for the sale of the Gene Therapy Product for a cash consideration; and/or

b)	where a sale or disposal of Gene Therapy Products by Orchard or its Sub-licensees (or their respective agents) to a Third Party is other than in accordance with (a) above [***];

after deduction of all documented:

i)	[***];;

ii)	[***];

iii)	[***];

iv)	[***];

v)	[***];

vi)	[***]; and

vii)	[***].

Supplies of Gene Therapy Products between Orchard and/or any of its Sub-licensees (or any combination of the foregoing) shall not be taken into account for the purposes of calculating “Net Sales Value” unless there is no subsequent sale to a Third Party in an arm’s length transaction for a cash or non-cash consideration within [***] of the first sale. Net Sales Value shall exclude (i) [***];

“New Patents” means any Patents filed by or on behalf of or with the authority of UCLB (for itself or on behalf of UCL), in respect of which the priority filing is first filed after the Effective Date, and which Orchard has elected to include in its licence hereunder pursuant to Clause 8.1.2;

“Parties” means UCLB, UCLA and Orchard or, as the context requires, two or more of them, and “Party” shall mean one of them;

“Patents” means all patent rights, claims in any patent rights, applications for patents and the right to apply for patent rights in any part of the world including all divisionals, reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations and any supplementary protection certificates or patent term extensions and where referred to in the context of a schedule hereto shall include all patent rights from time to time derived from, claiming priority from, issued or granted from those patent rights listed in such schedule;

“Patent Costs” means costs to file for, prosecute the application of, and maintain Patents, including Patent searches in the US and other countries as required to be undertaken in connection with a Patent application (but not general freedom-to-operate or patentability searches), preparation, drafting, filing, prosecution, maintenance and attorney fees in respect of Patents;

“Patient Samples” has the meaning in Clause 3.4.2;

“Perforin Deficiency” means the condition called haemophagocytic lymphohistiocytosis (HLH) caused by perforin deficiency;

“Perforin Deficiency Product” means any gene therapy products or therapies Exploited by Orchard, or any of its Sub-licensees pursuant to a sub-licence granted hereunder, which is labelled, approved or otherwise marketed by Orchard and/or its Sub-licensees for the Perforin Deficiency indication and (i) which would, were it not for the existing licence to the Perforin IP hereunder, infringe a Valid Claim of any Patents included in the Perforin IP; (ii) in which final product, the Perforin Deficiency Vector is incorporated in or is used in the manufacture or delivery of that final product; and/or (iii) which uses in Orchard’s development of such product, or the manufacture of such product, or is incorporated in such product, any Perforin Deficiency Know-how;

“Perforin Deficiency Project” means the program of research in respect of Perforin deficiency defined in Part C of Schedule 2 as has been overseen by or conducted by either or both of the Thrasher Research Group and Gaspar Research Group prior to the Effective Date;

“Perforin Deficiency Vector” means a vector containing the sequences defined in Part C of Schedule 2 together with any modifications and derivatives thereof that result in sequences having an [***] homology to one of those sequences defined in Part C of Schedule 2;

“Perforin IP” means (i) all Know-how listed and identified under the title Scheduled Perforin Know-how in Part C of Schedule 2 (the “Scheduled Perforin Know-how”); (ii) all Know-how (other than the Scheduled Perforin Know-how) existing as of the Effective Date that was (a) created, generated or developed from or in connection with the Perforin Deficiency Project, and/or (b) used in connection with the Perforin Deficiency Project and which UCLB is free, as of the Effective Date, to license to Orchard, (together (a) and (b) with the Scheduled Perforin Know-how, the “Perforin Know-how”); (iii) any New Patents filed by or on behalf of or with the authority of UCL and/or UCLB claiming any of the Perforin Know-how (iv) all IP, in the Materials used in connection with the Perforin Deficiency Project and which UCLB is free, as of the Effective Date, to license to Orchard, and in Materials otherwise generated and/or developed pursuant to the Perforin Deficiency Project, together with the Perforin Deficiency Vector and those other Materials listed under Part C of Schedule 2;

“Physical Materials” means, excluding the Documentary Materials, all other physical materials including biological and chemical materials and samples, cell lines, vectors, constructs, viruses, plasmids, nucleic acid sequences, Patient Samples, clinical trial materials, histology samples and reagents (and fragments, mutants, derivatives, progeny and processed components thereof) relevant to any of the Projects;

“[***]” means [***], also known as [***];

“[***] Product” means any gene therapy products or therapies Exploited by Orchard, or any of its Sub-licensees pursuant to a sub-licence granted hereunder, which is labelled, approved, or otherwise marketed by Orchard and/or its Sub-licensees for the [***] and (i) which would, were it not for the existing licence to the [***] hereunder, infringe a Valid Claim of any Patents included in the [***]; (ii) in which final product, the [***] is incorporated in or is used in the manufacture or delivery of that final product; and/or (iii) which uses in Orchard’s development of such product, or the manufacture of such product, or is [***];

“[***] Project” means the program of research in respect of [***] defined in Part D of Schedule 2 as has been overseen by or conducted by either or both the Thrasher Research Group and Gaspar Research Group prior to the Effective Date;

“[***]” means (i) the LCR-EFS Patents; (ii) all Know-how in inventions claimed in the LCR-EFS Patents; (iii) all Know-how listed and identified under the title Scheduled [***] in Part D of Schedule 2 (the Know-how at (ii) and (iii) being the “Principal [***]”) (iv) all Know-how (beyond the [***]) existing as of the Effective Date that was (a) created, generated or developed from or in connection with the [***] Project, and/or (b) used in connection with the [***] Project and which UCLB is free, as of the Effective Date, to license to Orchard ((ii), (iii) and (iv) together being the “[***]”); (iv) any New Patents claiming any of the [***]; (v) all IP in the Materials used in connection with the [***] and which UCLB is free, as of the Effective Date, to license to Orchard, and in Materials otherwise generated and/or developed pursuant to the [***], together with the [***] and those other Materials listed under Part D of Schedule 2;

“[***] Vector” means the vector defined in Part D of Schedule 2, together with any modifications and derivatives thereof that result in an LCR-EFS Vector targeting [***];

“Principal Researchers” means the UCLA Principal Researcher and the UCL Principal Researchers, or as the context requires any combination of the foregoing;

“Projects” means, as the context requires, two or more of the ADA SCID Project, LCR-EFS Platform Project, MPS1 Project, Perforin Deficiency Project and the [***] Project, and “Project” shall mean any one of them;

“Receiving Party” has the meaning given in Clause 10.1;

“Regulatory Approval” means any and all approvals (including any applicable supplements, amendments, pre and post approvals, and approvals of applications for regulatory exclusivity), licences, registrations, or authorisations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the manufacture, distribution, use, testing, development, storage, import, export, transport, promotion, marketing and sale of a medicinal product or therapy in a country or countries;

“Regulatory Authority” means any governmental or regulatory authority responsible for assessing applications for and/or granting Regulatory Approvals (including any ethics committees) and “Regulatory Authorities” shall mean more than one such authority;

“Regulatory Incentives” means any applications, approvals or designations providing regulatory incentives (over and above ordinary marketing approvals) for the research, development and/or approval of medicinal products or therapies, including orphan drug designations, rare paediatric disease priority review vouchers and PUMAs;

“Regulatory Submissions” means in respect of a Gene Therapy Product, the package or packages of pre-clinical and clinical data and Documentary Materials, information, results, Physical Materials and samples (including any Clinical Data) submitted to a Regulatory Authority in support of any Regulatory Approval;

“Research Groups” means the Kohn Research Group, the Thrasher Research Group and Gaspar Research Group, or as the context requires any combination of the foregoing;

“Royalty Rate” means the Full Rate or Reduced Rate as set out in the table at Clause 5.4.1;

“Second MA” means in respect of a particular Gene Therapy Product for which Orchard or any Sub-licensee (pursuant to a sub-licence granted hereunder) has received the first Marketing Approval in a country in the Territory, the grant of a Marketing Approval to Orchard or any Sub-licensee (pursuant to a sub-licence granted hereunder) in respect of the same Gene Therapy Product for the same therapeutic indication by a Regulatory Authority having jurisdiction in a second country in the Territory that is different from that country where the same Gene Therapy Product has previously been approved (for the benefit of Orchard or Sub-licensee), it being acknowledged that Marketing Approvals granted in a second country under the mutual recognition procedure or centralised approval procedure in any country within the EU, EEA and/or EFTA shall not constitute a Second MA, where the first Marketing Approval was granted by a Regulatory Authority with jurisdiction anywhere in or throughout the EU, EEA or EFTA (including EMA);

“Shareholders’ Agreement” or “SHA” means the shareholders’ agreement relating to Orchard to be entered into on or around the date of this Agreement;

“Sponsored Research Agreement” or “SRA” means an agreement pursuant to which clinical and non-clinical research services, and other fee-for-service services are provided;

“Sub-Licence Net Receipts” means the gross sums received by Orchard pursuant to the grant of a sub-licence (under Clause 2.6) of the Technology licensed hereunder in so far as they are attributable to the Technology so licensed less all tariffs, duties, taxes, excise, sales and value added taxes. The calculation of Sub-Licence Net Receipts shall be subject to the following:

a)	Sub-Licence Net Receipts will include payments for the grant of a sub-licence to the Technology including up front signing fees, stage payments and milestone payments. [***]; and,

b)	Sub-Licence Net Receipts will exclude [***];

“Sub-licensee” means any Third Party or Affiliate of Orchard to whom Orchard grants a sub-licence of any of its rights under this Agreement in accordance with Clause 2.4 to commercialise any Gene Therapy Product;

“Surrender” or “Surrendered” means in respect of any Patent, any of (i) ceasing to maintain (by payment of renewal fees or otherwise) the applicable Patent; (ii) withdrawing, surrendering, dedicating to the public or allowing the applicable Patent to lapse; (iii) in the case of a pending application de-designating, or not validating or ratifying in, a country covered by the application or not entering into the national or regional phase in a country designated in the international or convention application or (iv) consenting to or ceasing to defend an application, action or litigation for revocation;

“Technology” means the Joint UCLB/UCLA Technology, UCLB Technology and UCLB Manufacturing Technology;

“Term” has the meaning in Clause 12.1.1;

“Territory” means all countries throughout the world;

“Third MA” means in respect of a particular Gene Therapy Product that has already been the subject of a Second MA, the grant of a Marketing Approval to Orchard or any Sub-licensee (pursuant to a sub-licence granted hereunder) in respect of the same Gene Therapy Product for the same therapeutic indication by a Regulatory Authority having jurisdiction in a third country that is different to the countries in the Territory to where that same Gene Therapy Product has previously been approved (for the benefit of Orchard or its Sub-licensee), it being acknowledged that Marketing Approvals granted in a third country under the mutual recognition procedure or centralised approval procedure in any country within the EU, EEA and/or EFTA shall not constitute a Third MA, where any of the previous Marketing Approvals were granted by a Regulatory Authority with jurisdiction anywhere in or throughout the EU, EEA or EFTA (including EMA);

“Third Party” means any person other than the Parties or their respective Affiliates;

“Thrasher Research Group” means Dr Thrasher and those members of the research group led by Dr Thrasher working under the direction and supervision of Dr Thrasher at his UCL laboratories from time to time, prior to, on or after the Effective Date, including the individuals set out at Schedule 7 under the heading “Thrasher Research Group”;

“Tobacco Company” means (i) any entity which (as a principal or primary aim of its business) imports, develops, markets, sells or manufactures tobacco products; and/or (ii) any entity which makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products and (iii) any entity directly Controlled by any entity within (i) or (ii);

“UCL ADA SCID Clinical Trial” means the clinical trial undertaken by UCL in respect of the ADA SCID Project under the clinical trial reference [***];

“UCLA ADA SCID Clinical Trial” means the clinical trial undertaken by UCLA in respect of the ADA SCID Project under the clinical trial reference [***];

“UCLA Principal Researcher” means Dr Kohn;

“UCL Principal Researchers” means Dr Thrasher and Dr Gaspar;

“UCLA Patient Consent” has the meaning at Clause 5.1.3;

“UCLB Patient Consent” has the meaning at Clause 5.1.4;

“UCLB Know-how” means MPS1 Know-how, Perforin Know-how, [***] and the LCR-EFS Know-how;

“UCLB Manufacturing Technology” means (i) [***];

“UCLB Patents” means the [***] and any New Patents claiming any of the UCLB Know-how;

“UCLB Technology” means the LCR-EFS Platform IP, MPS1 IP, Perforin IP, [***], UCLB Patents, the UCLB Know-how, the UCLB Manufacturing Technology and the Materials relevant to any of the Projects (excluding the ADA SCID Project);

“United States Government Rights” has the meaning set out at Recital (E);

“Valid Claim” means a claim within (i) an issued or granted and unexpired Patent licensed hereunder; or (ii) a pending application for a Patent licensed hereunder, which has not been pending for more than seven (7) years from the date of the priority filing from which such pending application originates, and in each case of (i) and (ii) above, which has not been held unenforceable, unpatentable or invalid by a decision of a court or government body of competent jurisdiction, or where appealed within the time allowed for appeal has not been held unenforceable, unpatentable or invalid by an appellate body of competent jurisdiction (including by the highest appellate court in the relevant jurisdiction where appealed to that court), and which has not been withdrawn, cancelled, revoked, disclaimed, rendered unenforceable through disclaimer or otherwise, donated or dedicated to the public, Surrendered or deemed invalid by an interference or opposition panel or court as part of any interference or opposition proceeding; and

“Vector” means one of the ADA SCID Vector, LCR-EFS Vector, MPS1 Vector, Perforin Deficiency Vector or [***], and “Vectors” means two or more of the foregoing.

1.2	In this Agreement, unless otherwise specified:

1.2.1	use of the singular includes the plural and vice versa and use of any gender includes the other genders;

1.2.2

“undertaking” shall have the meaning given by section 1161 Companies Act 2006 save that for the purposes of this Agreement and for the avoidance of doubt, an undertaking shall include a limited liability partnership.

1.2.3

“parent undertaking” and “subsidiary undertaking” shall have the respective meanings given by section 1162 Companies Act 2006 save that for the purposes of this Agreement, an undertaking shall be treated as a member of another undertaking if any of the shares in that other undertaking are registered in the name of another person (or its nominee) as security (or in connection with the taking of security) from the first undertaking or any of that first undertaking’s subsidiary undertakings;

1.2.4

any reference to a recital, Clause, paragraph or schedule is to the relevant recital, Clause, paragraph or schedule of or to this Agreement, and any reference in a schedule to a part or a paragraph (as opposed to a Clause) is to a part or a paragraph of that schedule;

1.2.5

any reference to a “person” includes an individual, firm, partnership, body corporate, corporation, association, organisation, government, state, foundation and trust, in each case whether or not having separate legal personality;

1.2.6

any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall be construed as referring to that legislation as amended and in force from time to time and to any legislation which re-enacts, re-writes or consolidates (with or without modification) any such legislation;

1.2.7

any reference to an English legal term, remedy or concept or any court, official, governmental or administrative authority or agency in England includes, in respect of any jurisdiction other than England, a reference to whatever most closely approximates in that jurisdiction to the relevant English legal term;

1.2.8	any reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding;

1.2.9	references in this Agreement to termination shall not include termination by expiry;

1.2.10

“writing” shall include any modes of reproducing words in a legible and non-transitory form excluding (unless expressly stated to include) email, SMS and other temporary transient electronic messaging systems and “written” shall be construed accordingly; and,

1.2.11	a period of time being specified which dates from a given day or the day of an act or event, it shall be calculated exclusive of that day.

1.3

In this Agreement, the words “other”, “including”, “includes”, “include”, “in particular”, “such as” and any similar words, shall not limit the general effect of words that precede or follow them and accordingly, the ejusdem generis rule shall not apply.

1.4

Any undertaking by or obligation on a Party not to do any act or thing includes an undertaking not to approve, knowingly allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which and to the extent that Party is reasonably able to exercise (directly or indirectly) in order to secure performance of that undertaking, which (i) in the case of UCLB shall include UCL as a person over whom UCLB can exercise control; and (ii) in the case of UCLA shall include persons under UCLA’s informed consent process;

1.5	The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

1.6	Where this Agreement refers to a Person being “free” to do something, this shall be construed as that Person not being prevented, whether by law, equity or contract, from doing that thing.

2.	GRANT OF RIGHTS

2.1	Joint UCLB/UCLA Technology

Subject to the provisions of this Agreement, UCLB and UCLA hereby grant to Orchard:

2.1.1

a royalty-bearing (in accordance with Clause 5.4) exclusive licence under the Joint Patent, with the right to sub-license subject to Clause 2.6, within the Field and throughout the Territory for any and all acts of Exploitation with respect to any and all gene therapy products targeting any of the Indications and the supply of services and therapies involving the use or supply of such gene therapy products for the entire Term;

2.1.2

a royalty-bearing (in accordance with Clause 5.4) exclusive licence to the Joint Clinical Data, with the right to sub-license subject to Clause 2.6, for the Joint Clinical Data Purpose throughout the Territory for the entire Term; and

2.1.3

a royalty-bearing (in accordance with Clause 5.4) non-exclusive licence to the Joint Know-how, with the right to sub-license subject to Clause 2.6, within the Field and throughout the Territory for any and all acts of Exploitation with respect to any and all gene therapy products targeting any of the Indications and the supply of services and therapies involving the use or supply of such gene therapy products for the entire Term; and

2.1.4

a royalty-bearing (in accordance with Clause 5.4) non-exclusive licence under the IP in the Joint Materials, with the right to sub-license subject to Clause 2.6, within the Field and throughout the Territory for any and all acts of Exploitation with respect to any and all gene therapy products targeting any of the Indications and the supply of services and therapies involving the use or supply of such gene therapy products for the entire Term.

2.2	UCLB Technology

Subject to the provisions of this Agreement, UCLB hereby grants to Orchard:

2.2.1	a royalty-bearing (in accordance with Clause 5.4) exclusive licence, with the right to sub-license subject to Clause 2.6, and throughout the Territory:

(a)

to the LCR-EFS Platform IP for any and all acts of Exploitation with respect to any and all gene therapy products, without any limitation or restriction to the target indication, and the supply of services and therapies involving the use or supply of such gene therapy products for the entire Term;

(b)

to the MPS1 IP for any and all acts of Exploitation with respect to any and all gene therapy products targeting any of the Indications and the supply of services and therapies involving the use or supply of such gene therapy products for the entire Term;

(c)

to the Perforin IP for any and all acts of Exploitation with respect to any and all gene therapy products targeting any of the Indications and the supply of services and therapies involving the use or supply of such gene therapy products for the entire Term; and,

(d)

to the [***] for any and all acts of Exploitation with respect to any and all gene therapy products targeting any of the Indications and the supply of services and therapies involving the use or supply of such gene therapy products for the entire Term;

2.2.2

Subject to Clause 2.2.1, and in particular without diminishing the fields of exclusive rights granted under the UCLB Technology or UCLB’s right to receive a royalty under Clause 5.4 in respect of the same, a royalty-free, non-exclusive licence, with the right to sub-license subject to Clause 2.6, within the Field and throughout the Territory to the UCLB Technology (save for the UCLB Manufacturing Technology) for any and all acts of Exploitation with respect to any and all gene therapy products, without any limitation or restriction to the target indication, and the supply of services and therapies involving the use or supply of such gene therapy products for the entire Term.

2.3	UCLB Manufacturing Technology

2.3.1

Subject to the provisions of this Agreement, including in particular Clause 2.3.2, and without prejudice to or limiting the grant under the provisions of Clauses 2.1 or 2.2, UCLB hereby grants to Orchard a royalty-free, non-exclusive licence to the UCLB Manufacturing Technology, with the right to sub-license subject to Clause 2.6, within the Field and the Territory for any and all acts of Exploitation with respect to any and all gene therapy products, without any limitation or restriction to the target indication, and the supply of services and therapies involving the use or supply of such gene therapy products for the entire Term.

2.3.2

The foregoing licence does not entitle Orchard to Exploit the UCLB Manufacturing Technology to carry out contract manufacturing services of any third party products for a Third Party, nor to license any Affiliate or Third Party to do so, but Orchard shall be entitled to use the same in respect of any third party product it should acquire or in-license for development and commercial purposes.

2.4	Formal Licences

UCLB and UCLA shall at Orchard’s request and cost execute such formal licences as may be necessary or appropriate to enable Orchard to register any of the respective licences granted to it under this Agreement by UCLB and/or UCLA with any intellectual property offices anywhere in the Territory. If there is a conflict in meaning between any formal licence and this Agreement, this Agreement shall prevail wherever possible. Each Party shall take reasonable steps to not allow the financial terms of this Agreement to become part of any public record.

2.5	Regulatory transfers

2.5.1

As soon as reasonably practicable following the Effective Date and following the instructions of Orchard, UCLB shall use all reasonable endeavours to (i) procure that UCL and the UCL Principal Researchers shall transfer to Orchard and do all things necessary to transfer to Orchard all Regulatory Submissions and Regulatory Incentives filed by, or in the name or under the control of, any of them (alone or in connection with others) in respect of each of the Projects, and (ii) transfer to Orchard all Materials under their control relating to the foregoing Regulatory Submissions and Regulatory Incentives.

2.5.2

Until such time as all the Regulatory Submissions and Regulatory Incentives referred to or subject to the provisions of Clause 2.5.1 are transferred into the name or control of Orchard, UCLB shall procure that UCL and the UCL Principal Researchers shall:

(a)

hold the same on trust and on behalf of Orchard and shall not dispose of, allow to lapse, transfer or license to another (other than Orchard or its designee) or otherwise deal in, amend or vary any of the Regulatory Submissions and Regulatory Incentives without the prior written consent of Orchard, not to be unreasonably withheld or delayed;

(b)	promptly and within [***] of receipt, forward to Orchard any and all communications received with respect to any of the Regulatory Submissions and Regulatory Incentives; and,

(c)

do all things and all acts as may reasonably be requested by Orchard in connection with the Regulatory Submissions and Regulatory Incentives including writing to Regulatory Authorities with respect to the same.

2.5.3

UCLB shall not, and shall procure that UCL and the UCL Principal Researchers shall not, other than at Orchard’s request or in order to comply with this Agreement, file any Regulatory Submission or seek or obtain any Regulatory Incentives with respect to any Gene Therapy Product which is being developed as of the Effective Date without Orchard’s prior written consent, not to be unreasonably withheld or delayed.

2.5.4

If during the period of [***] from the Effective Date, any member of the Gaspar Research Group and/or Thrasher Research Group (operating under the direction or supervision of either of the UCL Principal Researchers, including the UCL Principal Researchers themselves) intends to file any Regulatory Submission or seek or obtain any Regulatory Incentives with respect to any gene therapy product or therapy directed to any of the Indications, then the following shall apply to each and every such gene therapy product/therapy:

(a)

UCLB shall no less than [***] in advance of any such filing (and to the exclusion of any Third Party) notify Orchard accordingly, including in such notification all reasonable details and information about the gene therapy product/therapy which are likely to assist Orchard to fairly assess the value, applicability and use of the gene therapy product/therapy to determine whether it is interested in negotiating a licence to the gene therapy product/therapy;

(b)

Orchard shall have the [***] period from the date of such notification until filing to consider the gene therapy product/therapy and during that time UCLB shall, and shall procure that the members of the Gaspar Research Group and Thrasher Research Group including the UCL Principal Researchers shall, (i) keep the details of the gene therapy product/therapy confidential, not offer the same to any Third Party and (ii) respond promptly, fairly and fully to all reasonable questions and enquiries from Orchard with respect to the gene therapy product/therapy;

(c)

where Orchard elects positively to negotiate a licence to the gene therapy product/therapy it shall give written notice to UCLB to that effect, and from the date of such notice for a period of no less than [***], UCLB and Orchard shall in good faith and acting reasonably negotiate and seek to conclude fair and commercial terms for a licence to the gene therapy product/therapy and during such negotiations UCLB shall, and shall procure that the members of the Gaspar Research Group and Thrasher Research Group including the UCL Principal Researchers shall, (i) keep the details of the gene therapy product/therapy confidential and not offer the same to any Third Party; and (ii) keep Orchard appraised of any developments concerning such gene therapy product/therapy; and

(d)

if Orchard does not give notice to UCLB pursuant to Clause 2.5.4(c), or if, Orchard having given notice, Orchard and UCLB do not, notwithstanding UCLB’s compliance with this Clause, agree a licence for the gene therapy product/therapy within the ninety (90) day period referred to at Clause 2.5.4(c), UCLB shall have fully discharged its obligations under this Clause 2.5.4 with respect to such gene therapy product/therapy and shall not be obliged to comply with Clauses 2.5.4(a) to 2.5.4(c) with respect to any further proposed Regulatory Submission or Regulatory Incentive in respect of the same gene therapy product/therapy.

2.6	Sub-Licensing

2.6.1

Orchard shall be entitled to grant sub-licences of any of the rights licensed to it under this Agreement through multiple tiers and without restriction to Affiliates and/or any Third Parties, provided that (i) Orchard shall not sub-license any of the Technology to a Tobacco Company; and (ii) where Orchard grants a sub-licence to a Third Party which includes the right to sell any Gene Therapy Product, then:

(a)	If Orchard receives any Sub-Licence Net Receipts from a Third Party Orchard shall within 30 days of receiving any such payment pay to UCLB:

(i)	[***]; or

(ii)	[***].

(b)

Orchard shall provide UCLB (and, via UCLB, UCLA if the sub-licence is to the Joint UCLB/UCLA Technology) with notification of the identity of the Third Party promptly following the grant of the sub-licence;

(c)

the sub-licence agreement shall include obligations on the Sub-licensee to comply with the obligations on Orchard under Clauses 2.6, 5.11, 5.12 and 5.13 of this Agreement as if the Sub-licensee were Orchard;

(d)	the sub-licence agreement shall ensure that the requirements under this Clause 2.4.1 shall be imposed by the Sub-licensee on any subsequent sub-sub-licensing arrangements;

(e)

each sub-licence shall include a provision (which Orchard shall not waive or terminate) to the effect that it shall terminate automatically upon expiry or termination of this Agreement for any reason except where:

(i)	the Sub-licensee was not implicated in or at fault in any circumstances which led to the termination of this Agreement;

(ii)

the benefit (but not the burden) of the sub-licence agreement is validly assigned to UCLB (or UCLB and UCLA in the case of Joint UCLB/UCLA Technology) in writing within [***] following the date of termination of this Agreement; and

(iii)

following assignment under (ii) above, the Sub-licensee observes in full the terms of the sub-licence agreement as if UCLB had stepped into the shoes of Orchard under the sub-licence agreement including paying all sums due to Orchard under the sub-licence agreement directly to UCLB (or UCLB and UCLA in the case of Joint UCLB/UCLA Technology) in a timely manner in which case the Sub-licensee’s rights to use the Technology sub-licensed to it shall continue in full force and effect in accordance with the terms of the relevant sub-licence agreement;

(f)

Orchard shall be liable to UCLB (and with respect only to the Joint UCLB/UCLA Technology, also to UCLA) for the acts and omissions of any Sub-licensee that constitute breaches of any provisions of this Agreement, as if they were the acts and omissions of Orchard.

2.7	Improvements.

2.7.1

The provisions of this Clause 2.7 shall apply separately and each time, to each and every Improvement that is generated, reduced to practice or otherwise discovered or identified at any time from the Effective Date up until and including the second anniversary of the Effective Date (the “Improvement Period”) by any of the Gaspar Research Group and/or the Thrasher Research Group.

2.7.2

Subject to (i) any Third Party rights pre-existing as of the Effective Date as disclosed to Orchard and listed in the Disclosure Letter; and (ii) any funding conditions imposed on UCL or UCLB (as applicable) which, pursuant to Clause 4.5, UCL or UCLB is permitted to accept, UCLB hereby grants to Orchard, exercisable by Orchard during and after the Improvement Period, the first right to negotiate a licence to those Improvements generated, reduced to practice or otherwise discovered or identified by any of the Gaspar Research Group and/or the Thrasher Research Group on fair and reasonable commercial terms in accordance with the provisions of this Clause 2.7.

2.7.3	UCLB shall procure that the Gaspar Research Group and Thrasher Research Group shall comply with the terms of this Clause 2.7.

2.7.4

UCLB shall notify Orchard of each and every Improvement that is generated, reduced to practice or otherwise identified or discovered by any of the Gaspar Research Group and/or the Thrasher Research Group between the Effective Date until expiry of the Improvement Period (“Disclosure Period”) and shall make such notification within 30 days of UCLB’s receipt of notice of the Improvement or any invention disclosure form disclosing or describing the Improvement (“Disclosure Notification”).

2.7.5	UCLB shall ensure that for each Disclosure Notification that it is obliged to make to Orchard, it shall:

(a)

include in such notification all reasonable details and information about the Improvement in UCLB’s knowledge or as can reasonably be obtained by UCLB from the Gaspar Research Group and/or Thrasher Research Group (as applicable) which are likely to assist Orchard to fairly determine the value, applicability and use of the Improvement to determine whether it is interested in exercising its right to negotiate a licence to the Improvements;

(b)	respond promptly, fairly and fully to all reasonable questions and enquiries from Orchard with respect to the Improvement and its applicability to the Technology;

(c)	disclose in full the invention disclosure form;

(d)

until such time as Orchard ceases to have any rights (exercisable, negotiable, granted or otherwise) to that Improvement, keep the same confidential and not encumber, charge, mortgage, licence, option, sell, assign, grant rights or waivers or non-asserts in respect of, commercially exploit or otherwise enable any Third Party to Exploit the Improvement.

2.7.6

Orchard has [***] following its receipt of each Disclosure Notification in accordance with Clause 2.7.4 to notify UCLB in writing that it is interested in exercising its right to negotiate a licence to the Improvement(s) that is the subject of the Disclosure Notification (“Orchard Notification”).

2.7.7

If Orchard provides UCLB with such Orchard Notification in accordance with Clause 2.7.6, then UCLB shall provide Orchard with full details of the Improvement as are known to UCLB or as can reasonably be obtained by UCLB from the Gaspar Research Group and/or Thrasher Research Group (as applicable), any update or amendment to the invention disclosure form and any draft or pending application for a Patent in respect of that Improvement (together the “Further Information”).

2.7.8

Orchard shall have [***] after the later of (i) full disclosure of the Further Information to it in accordance with Clause 2.7.7; or (ii) the lead inventor(s) having been made available upon reasonable notice for a meeting (regardless of whether such meeting has taken place), to exercise its right of first negotiation (which may be exercised at any time prior to expiry of that period) in respect of obtaining an exclusive licence to the Improvement within the Field and throughout the Territory for any and all acts of Exploitation with respect to any of the Gene Therapy Products or any other products, therapy, services or processes for the entire Term.

2.7.9

Upon Orchard exercising its right of first negotiation in respect of an Improvement by way of serving a written notice on UCLB (“Right of First Negotiation Notice”), Orchard and UCLB shall thereafter have [***] (or such longer term as may be agreed between them) to negotiate fair and reasonable terms upon which that Improvement may be licensed to Orchard, it being recognised that such terms will take account of the existing licensing and financial structure under this Agreement with respect to the Gene Therapy Product(s) to which the Improvement relates. Upon such election, UCLB shall negotiate, acting reasonably, to seek to agree fair and reasonable terms for and a conclusive agreement upon which that Improvement is licensed to Orchard.

2.7.10	If:

(a)

Orchard, by written notice, elects not to continue with negotiations over any Improvement, fails to respond to a Disclosure Notification within [***], or fails to indicate that it wishes to exercise its first right of negotiation within the [***] period defined in Clause 2.7.8; or

(b)

the negotiation period under Clause 2.7.9 has expired with respect to an Improvement, and provided UCLB was in compliance with its obligations under Clause 2.7.9, no definitive agreement has been reached for licensing the Improvement to Orchard;

then the Parties shall be released from their obligations to negotiate in accordance with Clause 2.7.9, and UCLB shall be released from its obligations under Clause 2.7.5, with respect to that particular Improvement and in respect of such Improvement, UCLB shall have no restrictions or obligations to Orchard with respect to the same.

2.7.11

All information about the Improvement provided to Orchard by UCL under this Clause 2.7, and all details of any related negotiations, shall be subject to the confidentiality obligations under Clause 3 of this Agreement.

3.	ENABLEMENT, KNOW-HOW AND MATERIALS TRANSFER

3.1	Promptly following the Effective Date:

3.1.1

UCLB shall disclose to Orchard, and procure the disclosure to Orchard by UCL and the UCL Principal Researchers of, all Joint Know-how, Joint Clinical Data and ADA SCID IP, and shall deliver to Orchard the originals or copies of all associated Documentary Materials in, or which come into, their possession or control in accordance with the Disclosure Process set out in Schedule 5; and

3.1.2

UCLB shall disclose to Orchard, and procure the disclosure to Orchard by UCL and the UCL Principal Researchers of, all UCLB Know-how, UCLB Manufacturing Technology, LCR-EFS IP, MPS1 IP, Perforin IP and [***], and shall deliver to Orchard the originals or copies of all associated Documentary Materials in accordance with the Disclosure Process set out in Schedule 5.

3.2

All disclosures required by virtue of this Clause 3 shall be made in the English language and shall be disclosed in a manner at least consistent with UCLB’s disclosures of Know-how to F Prime Capital Partners in the period prior to the Effective Date.

3.3	Following compliance with Clause 3.1, or otherwise in response to a specific request by Orchard during or after the Disclosure Process, UCLB shall (as applicable):

3.3.1

continue to disclose to Orchard and procure the disclosure to Orchard of any of the Technology and associated Documentary Materials referred to in but not previously disclosed to Orchard under Clause 3.1 which are in, or come into, UCLB’s or UCL’s possession or control;

3.3.2

permit and grant Orchard physical access to all originals of the Documentary Materials in, or which come into, UCLB’s or UCL’s possession or control that at the relevant time have not physically been transferred to Orchard’s custody and allow Orchard to borrow and copy (or have copied) those same Documentary Materials; and

3.3.3

save for the Patient Samples, use of which is governed by Clause 3.4.2, permit and grant Orchard access to samples of the Physical Materials in, or which come into, UCLB’s or UCL’s possession or control that at the relevant time have not physically been transferred to Orchard’s custody; and,

3.3.4

with the exception of procuring access to and the co-operation of the Principal Researchers, which Orchard shall negotiate directly with the Principal Researchers pursuant to Clause 3.5, do all such other things and provide such further assurance as may reasonably be required to give full effect to the intended terms and consequences of this Agreement.

3.4	UCLB shall, and shall (as applicable) procure that:

3.4.1

UCL, UCLB and each of the Thrasher Research Group and Gaspar Research Group shall (i) use all reasonable endeavours to keep safe and secure, protected from and free from damage or destruction, and available for Orchard’s use, all original Materials which any of them hold (as at or after the Effective Date) and which are not transferred to the custody of Orchard and make the same available to Orchard upon request (save for the Patient Samples, transfer and use of which are governed by Clause 3.4.2); and (ii) not provide any Materials to any Third Party other than where permitted pursuant to and in accordance with Clause 4;

3.4.2

in the case of each trial subject sample taken each time from each trial subject pursuant to the UCL ADA SCID Clinical Trial, recognising that samples may be taken from the same trial subject at multiple time points during the applicable trial (for each unique sample a “Patient Sample”):

(a)

UCL and UCLB and each of the Thrasher Research Group and Gaspar Research Group shall use all reasonable endeavours to keep safe and secure, and protected from and free from damage or destruction, and be available for Orchard’s use, all Patient Samples existing under any of their control or in any of their possession as of the Effective Date; and

(b)

where only one aliquot of a particular Patient Sample exists at the Effective Date, Orchard shall have (subject to the appropriate UCLB Patient Consent being in force having regard to Clause 5.1.4) the sole right to thaw or utilise such aliquot, provided that with Orchard’s prior written consent, it may authorise UCL to thaw and utilise all or part of such aliquot; and,

(c)	where two aliquots of a particular Patient Sample exist at the Effective Date:

(i)	Orchard shall have (subject to the appropriate UCLB Patient Consent being in force having regard to Clause 5.1.4) the sole right to thaw or utilise one such aliquot; and

(ii)	UCL shall have the sole right to thaw or utilise the other such aliquot provided that if either of UCLB (on UCL’s behalf) and Orchard gives their prior written consent to the other, the other may thaw and utilise all or part of such aliquot; and

(d)	where more than two aliquots of a particular Patient Sample exist at the Effective Date:

(i)	Orchard shall have (subject to the appropriate UCLB Patient Consent being in force having regard to Clause 5.1.4) the sole right to thaw or utilise one such aliquot;

(ii)	UCL shall have the sole right to thaw or utilise one other such aliquot provided in the case of (i) and (ii) above that if either of UCLB (on UCL’s behalf) and Orchard gives their prior written consent to the other, the other may thaw and utilise all or part of such aliquot; and

(iii)

if either of UCL or Orchard wishes to thaw and utilise all or part of any of the other aliquot in addition to the two allocated to UCL and Orchard under (i) and (ii) above, UCLB and Orchard shall conduct good faith negotiations to determine how best to use such aliquots, but no such aliquot(s) shall be thawed without further agreement between UCLB and Orchard.

3.5

If Orchard requires any assistance from Dr Thrasher and/or Dr Gaspar, Orchard shall be entitled to enter into separate consultancy agreements with Dr Thrasher and/or Dr Gaspar for these services. UCLB shall facilitate the negotiation and conclusion of such consultancy agreements and shall use all reasonable endeavours to help conclude such an agreement, but otherwise shall have no obligation to guarantee that Dr Thrasher and/or Dr Gaspar enters into any agreement with Orchard.

3.6

UCLB and Orchard shall co-operate to maintain between them a record of the disclosures referred to in Clauses 3.1 to 3.4 above, and in particular identification of the Know-how which is disclosed as licensed hereunder, which records shall set out the date of transfer, the names of the individuals between whom the transfer was effected and a reasonable description of the Know-how transferred. All Know-how recorded as having been transferred within the first [***] after the Effective Date, and all Know-how that has already been transferred to Orchard or its Affiliates as at the Effective Date, shall be deemed to be Joint Know-how, LCR-EFS Know-how, MPS1 Know-how, Perforin Know-how or [***], as appropriate. Any Know-how recorded as having been transferred more than [***] but less than [***] after the Effective Date shall only be deemed to be Joint Know-how or UCLB Know-how, as appropriate, for the purposes of calculating Royalties on UCLB producing evidence that such Know-how was in existence as at the Effective Date. Any Know-how recorded as having been transferred [***] or more after the Effective Date shall be deemed not to be Joint Know-how or UCLB Know-how for the purposes of calculating Royalties.

Licensors’ obligations of Confidentiality

3.7

UCLA undertakes that, subject to the right to make publication in accordance with the remaining provisions of this Clause 3.7, UCLA shall and shall procure that UCLA and the Kohn Research Group shall keep the Joint UCLB/UCLA Technology confidential and shall take all precautions necessary to prevent unauthorised access to the Joint UCLB/UCLA Technology and protect the Joint UCLB/UCLA Technology from unauthorised use or disclosure. Notwithstanding the foregoing, UCLA and the Kohn Research Group shall have the right in accordance with normal academic practices to publish any of the Joint UCLB/UCLA Technology, provided that for the [***] following the Effective Date, prior to making any publication UCLA shall, and shall procure the Kohn Research Group shall, first follow the following procedures:

3.7.1

UCLA shall first give to Orchard a copy of the proposed publication containing the Joint UCLB/UCLA Technology which is intended to be published or submitted for publication, at least [***] prior to the intended publication or presentation date together with reference to this section of the Agreement;

3.7.2

Orchard must within [***] of receipt of a report under Clause 3.7.1 either approve the request to publish the proposed publication (in which case it may be published) or require a delay in the publication (and if Orchard fails to give notice within this period Orchard shall be deemed to have approved the request, but not otherwise be in breach of this Clause);

3.7.3

where Orchard requires the delay, UCLA shall procure that UCLA and the Kohn Research Group shall withhold from publication the proposed publication for a period of sixty (60) days from the date of notification from Orchard, and the Parties shall promptly and collaboratively work together with Orchard in order to assess, and where appropriate, file and seek appropriate Patent protection for relevant aspects of the Joint UCLB/UCLA Technology.

3.8

UCLB undertakes that, subject to the right to make publication in accordance with the terms of Clause 4, UCLB shall and shall procure that UCL and each of the Thrasher Research Group and Gaspar Research Group shall keep the Technology confidential and shall take all precautions necessary to prevent unauthorised access to the Technology and protect the Technology from unauthorised use or disclosure.

4.	RESERVATION OF RIGHTS FOR ACADEMIC RESEARCH AND ASSOCIATED PUBLICATION RIGHTS

Reservation of Rights

4.1

The licences to the Joint Patent and Joint Clinical Data in Clause 2.1, to the extent each of them are exclusive, are subject to UCLB and UCLA reserving, respectively, for themselves the rights to, and to grant non-exclusive, perpetual, irrevocable, worldwide, royalty free rights to UCL and UCLA to:

4.1.1

use the Joint Patents and Joint Clinical Data itself in the Field for Academic Research (and, in the case of UCLA only, Commercial Research), clinical research (subject to Clauses 2.5.3, 2.5.4 and 2.5.5 and a restriction not to use the Joint Clinical Data for filing any application for or obtaining any Regulatory Approval), publication and teaching all in accordance with the provisions of Clause 4; and

4.1.2

license other Academic Organisations to use the Joint Patents and Joint Clinical Data for Academic Research in conjunction with UCL or UCLA as permitted in accordance with the provisions of, and subject to the restrictions of, Clause 4 (provided that licences under the Joint Patents and Joint Clinical Data granted by UCLB or UCL to UCLA, or to Academic Organisations collaborating with UCLA, and the results of work done under such licences, are not in the case of UCLA, or Third Party Academic Organisations collaborating with UCLA, subject to the following provisions and restrictions of Clause 4 but are subject to the restrictions of Clause 3.7).

4.2

The licences to the UCLB Technology in Clause 2.2, to the extent each of them are exclusive, are subject to UCLB reserving for itself the rights to, and to grant non-exclusive, perpetual, irrevocable, worldwide, royalty free rights to UCL to:

4.2.1

use the UCLB Technology itself in the Field for Academic Research, clinical research (subject to Clauses 2.5.3, 2.5.4 and 2.5.5 and a restriction not to use any Clinical Data licensed in such rights for filing any application for or obtaining any Regulatory Approval), academic publication and teaching, all in accordance with the provisions of Clause 4, but not in relation to any Commercial Research; and

4.2.2

license other Academic Organisations to use the UCLB Technology for Academic Research and clinical research (subject to Clauses 2.5.3, 2.5.4 and 2.5.5 and a restriction not to use any Clinical Data licensed in such rights for filing any application for or obtaining any Regulatory Approval) as permitted in accordance with the provisions of Clause 4.

4.3

Notwithstanding anything else in this Agreement, Orchard acknowledges that the licences to the Joint Patent and Joint Clinical Data are subject to the non-transferable, non-sub-licensable, paid-up, non-exclusive, worldwide, perpetual and irrevocable licence to use the Joint Patent and Joint Clinical Data required by law to be granted to the United States Government, and to the other United States Government Rights.

4.4

Except for the rights expressly reserved above, UCLA and UCLB do not reserve any other rights in so far as the Technology has been exclusively licensed to Orchard, and save for those licences expressly granted under Clause 2 (and Orchard’s rights to negotiate licences to Improvements), neither UCLA or UCLB grants any further rights to Orchard to or under any Intellectual Property Rights or other rights.

Third Party funding

4.5	UCL (and/or UCLB) shall each be entitled to apply for, obtain and use funding from:

4.5.1

any academic, charitable or other not-for-profit organisation (“Funder”) to exercise any of its rights under Clause 4.1 and 4.2, provided that UCLB shall use reasonable endeavours to procure that such Funder does not impose any restrictions or conditions on the Research Groups applicable during the Improvement Period in connection with such funding to limit, restrict or prevent Exploitation of the funded Improvements other than the requirement that UCLB and/or UCL may not grant any commercial licence to Exploit any such Improvement without the consent of the Funder; or

4.5.2

any Third Party other than a Funder provided that such Third Party does not impose any restrictions or conditions applicable during the Improvement Period on the Research Groups in connection with such funding to limit, restrict or prevent Exploitation of the funded Improvements and does not, direct or indirectly, get access to or the benefit of the results of such Academic Research.

To the extent UCL exercises any of its rights under Clause 4.1 and 4.2 in conjunction with one or more other Academic Organisations who each procure funding for such Academic Research, UCLB shall use reasonable endeavours to impose the same obligations under this Clause 4.5 on such other Academic Organisations in so far as they have access to any rights by virtue of Clauses 4.1 and 4.2. Save as permitted above, UCL and UCLB shall not accept any funding from any Third Party in connection with it exercising any of its rights under Clause 4.1 and 4.2.

Publication

4.6

If UCL or any Academic Collaborator of UCL (which for the purposes of this Clause 4 shall include any of UCL’s academics, employees or students who are not also UCLA’s academics, employees or students, but shall not include UCLA or any of UCLA’s academics, employees or students who shall instead be subject to Clause 3.7), wishes to publish (including by way of publication of any thesis) any of the Technology or any Improvement that it owns (the “Academic Information”), then UCLB shall first procure UCL’s and its Academic Collaborators’ compliance with the following process and obligations:

4.6.1

UCL and any of its Academic Collaborators shall refrain from making any publication or submitting for approval any publication of any of the Academic Information pending conclusion of all the steps required in this Clause 4.6;

4.6.2

UCL and/or the relevant UCL Academic Collaborator (as applicable) must first, via UCLB, give to Orchard, in advance, a copy of the proposed publication containing the Academic Information which is intended to be disclosed or published, or submitted for publication, at least [***] prior to the intended publication or presentation date together with reference to this section of the Agreement (“Academic Reports”);

4.6.3

Orchard must within [***] of receipt of the Academic Reports give written notice either approving the request to publish the proposed Academic Reports or requiring a delay in publication of the proposed Academic Reports (and if Orchard fails to give notice within this period Orchard shall be deemed to have approved the request, but not otherwise be in breach of this Clause);

4.6.4

where Orchard requires a delay, UCLB shall procure that UCL and its Academic Collaborators shall refrain from making any publication of the Academic Reports for a period of no less than [***] (or potentially no less than [***] if agreed by UCLB) from the date of notification from Orchard giving the notice requiring a delay;

4.6.5

where Orchard requires a delay, Orchard may recommend amendments to the proposed Academic Reports which if made would entitle the earlier publication or submission for publication of the Academic Reports;

4.6.6

where Orchard requires a delay, UCLB shall promptly and collaboratively work together with Orchard in order to assess, and where appropriate, file and seek appropriate Patent protection for the Academic Information;

4.6.7

notwithstanding anything else in this Agreement, in no event shall any Academic Reports disclose or contain any Confidential Information of Orchard without Orchard’s prior written consent (such consent to be at its sole discretion); and

4.6.8

if no delay notice is received within [***] of Orchard’s receipt of Academic Reports, or where a delay was required and the period of [***] (or such longer period as agreed) pursuant to Clause 4.6.4 has expired, UCL, and/or its Academic Collaborator(s) (as applicable) may (subject to Clause 4.6.7), proceed to publish the Academic Reports.

4.7

Notwithstanding the above with the exception of Clause 4.6.7, Clause 4.6 shall not prevent or hinder any student from submitting for degrees of UCL or any Academic Collaborator any thesis containing Academic Information or from following the procedures of UCL or any Academic Collaborator for examination and for admission to postgraduate degree status provided that such procedures require the thesis to be placed on restricted access within the library of UCL or any Academic Collaborator for at least [***] from the date of placement of the thesis at the library of UCL or any Academic Collaborator.

5.	PAYMENTS

5.1	Initial Payments.

5.1.1

On the Effective Date, Orchard shall pay to UCLB the following fees (that without prejudice to Orchard’s right to seek any remedy for breach or failure of consideration shall otherwise be non-refundable and non-deductable):

(a)	£600,000 (six hundred thousand pounds sterling) for the licence to the Joint UCLB/UCLA Technology (“Joint Access Fee”); and

(b)	£800,000 (eight hundred thousand pounds sterling) for the licence to the UCLB Technology and UCLB Manufacturing Technology.

5.1.2

On the Effective Date, reimburse in a payment to UCLB the sum of £12,524.10 (twelve thousand, five hundred and twenty-four pounds sterling and ten pence) in respect of all of the Patent Costs incurred:

(a)	jointly by UCLB and UCLA in respect of the Joint Patent prior to the Effective Date (“Joint Patent Reimbursement Fee”); and

(b)	by UCLB in respect of the UCLB Patents prior to the Effective Date.

5.1.3

UCLA hereby warrants and represents that it has and will retain all the necessary patient consents required to be given by or on behalf of each of the trial subjects of the UCLA ADA SCID Clinical Trial in order that it can provide, to the extent legally able under all United States Federal and State laws governing patient privacy, the use of trial subject Clinical Data and patient samples, and further that Orchard is lawfully entitled to use, the same for development of the Gene Therapy Products, the Joint Clinical Data, and those Materials held by or on behalf of each of UCL, UCLA and/or UCLB, applicable to each of the trial subjects of the UCLA ADA SCID Clinical Trial. To the extent UCLA is unable to provide for Orchard’s free and unencumbered use for the development of Gene Therapy Products, all the trial subject Clinical Data and patient samples from the UCLA ADA SCID Clinical Trial, UCLA shall use all reasonable endeavours during [***] following the Effective Date to secure all necessary consents from such patients required to ensure Orchard’s free and unencumbered use of such trial subject Clinical Data and patient samples, including overcoming any restrictions otherwise imposed by the foregoing referenced privacy laws (each a “UCLA Patient Consent”). Recognising the value of the UCLA Patient Consents to the Joint UCLB/UCLA Technology, Orchard shall pay to UCLB in further consideration for the licence to the Joint UCLB/UCLA Technology a further [***] for each UCLA Patient Consent demonstrated to be existing as of the Effective Date or as may be obtained by UCLA for Orchard’s benefit within the [***] months following the Effective Date, up to a maximum of [***] UCLA Consents (the maximum such additional fees for UCLA Consents therefore being [***].

5.1.4

UCLB shall use all reasonable endeavours during the [***] following the Effective Date to secure for the benefit of Orchard all the necessary patient consents required to be given by or on behalf of each of the trial subjects of the UCL ADA SCID Clinical Trial (for each trial subject a “UCLB Patient Consent”) in order that it can provide, and so that Orchard shall be lawfully entitled to use, the same for development of the Gene Therapy Products, the Joint Clinical Data, and those Materials held by or on behalf of each of UCL, UCLA and/or UCLB, applicable to each of the trial subjects of the UCL ADA SCID Clinical Trial. Recognising the value of the UCLB Patient Consents to the Joint UCLB/UCLA Technology, Orchard shall pay to UCLB in further consideration for the licence to the Joint UCLB/UCLA Technology a further [***] for each UCLB Patient Consent obtained within [***] following the Effective Date up to a maximum of [***] UCLB Patient Consents (the maximum such additional fees for UCLB Patient Consents therefore being [***]).

5.2	Administration Fee and Shares.

5.2.1

Orchard shall, during the Term of this Agreement, make [***] annual administration payments to UCLB each of [***], with each annual payment being made within thirty (30) days of receipt of a VAT invoice addressed to Orchard, the first of which shall be issued no earlier than the first anniversary of the Effective Date, and the remaining two (2) of which shall be issued on or within 15 days after each of the second and third anniversaries of the Effective Date.

5.2.2	In consideration of UCLB entering into this Agreement, Orchard shall issue and allocate to UCLB in accordance with the Shareholders’ Agreement:

(a)	1,500,000 Ordinary Shares (as such term is defined in the SHA) (one million five hundred thousand Ordinary Shares) in Orchard as consideration for the licence to the Joint UCLB/UCLA Technology; and

(b)

2,800,000 Ordinary Shares (as such term is defined in the SHA) (two million eight hundred thousand Ordinary Shares) in Orchard as consideration for the licence to the UCLB Technology and UCLB Manufacturing Technology.

5.2.3	In further consideration for the licence to the Joint UCLB/UCLA Technology, Orchard shall:

(a)

on [***] UCLA Patient Consents having been demonstrated to exist as of the Effective Date or subsequently obtained, in each case, within the first twelve months following the Effective Date issue and allocate to UCLB in accordance with the Shareholders’ Agreement a further 825,000 Ordinary Shares (as such term is defined in the SHA) (eight hundred and twenty five thousand Ordinary Shares); and,

(b)

on [***] UCLB Patient Consents having been obtained within the first twelve months following the Effective Date issue and allocate to UCLB in accordance with the Shareholders’ Agreement a further 775,000 Ordinary Shares (as such term is defined in the SHA) (seven hundred and seventy five thousand Ordinary Shares).

5.3	Milestone Payments.

Within [***] following achievement of each of the following Milestone Events (as defined in the table below) in respect of the applicable Gene Therapy Product by Orchard and/or any Sub-licensee, Orchard shall notify UCLB in writing that the relevant Milestone Event has been achieved and upon receipt of an invoice from UCLB for the relevant milestone payment, pay to UCLB the amount(s) set out next to such Milestone Event for the applicable Gene Therapy Product achieving the Milestone Event below:

Milestone (each a “Milestone Event”)	Gene Therapy Product & Milestone Payments
	ADA-SCID Product	Perforin Deficiency Product	MPS1 Product	[***]	LCR-EFS Platform Product (see below)
First Anniversary of First MA	[***]	[***]	[***]	[***]	[***]
Second MA	[***]	[***]	[***]	[***]	[***]
Third MA	[***]	[***]	[***]	[***]	[***]

In the table above, reference to an LCR-EFS Platform Product means only those LCR-EFS Platform Products which receive a Marketing Approval for indications other than ADA-SCID, MPS1, Perforin Deficiency or [***]. Additionally, with respect to Milestone Payments for LCR-EFS Platform Products, the three Milestone Payments shall be made in respect of each LCR-EFS Platform Product that is approved for a different and distinct therapeutic indication (as against all other indications for which an approval is obtained for any other LCR-EFS Platform Product(s)) as it achieves each applicable Milestone Event.

Only one Milestone Payment shall be payable per achievement of a Milestone Event for a particular Gene Therapy Product (which in the case of an LCR-EFS Platform Product means one being approved for a different and distinct therapeutic indication, as against all other indications for which an approval is obtained for any other LCR-EFS Platform Product(s)). The maximum aggregate value of Milestone Payments that may be made under this Agreement in respect of ADA-SCID Product, Perforin Deficiency Product, MPS1 Product and [***], assuming all Milestone Events are met, shall not exceed [***]. The maximum value of Milestone Payments that may be made under this Agreement in respect of LCR-EFS Platform Products covering a particular therapeutic indication (other than ADA-SCID, MPS1, Perforin Deficiency and [***]) shall be [***].

5.4	Royalties on Net Sales Value.

5.4.1

Orchard shall pay to UCLB during the Royalty Term, on a Gene Therapy Product by Gene Therapy Product basis, a royalty calculated as a particular Full Rate or Reduced Rate percentage of the Net Sales Value of the applicable Gene Therapy Product sold or disposed of by or on behalf of Orchard or its Sub-licensees, subject to the further provisions of this Clause 5 (a “Royalty”). Royalty payments shall be calculated by reference to the following percentage rates for the applicable Gene Therapy Product as follows:

Gene Therapy Products	Royalty Rate (as a % of Net Sales Value)
	Full Rate	Reduced Rate
ADA SCID Product	[***]	[***]
Perforin Deficiency Product	[***]	[***]
MPS1 Product	[***]	[***]
[***]	[***]	[***]
LCR-EFS Platform Product sold under a Marketing Approval where the indication does not include ADA-SCID, Perforin Deficiency, MPS1 or [***]	[***]	[***]

5.4.2

Where a Gene Therapy Product (i) at the time and in the country of sale would, but for the licence granted hereunder, infringe a Valid Claim of a Joint Patent or a Valid Claim of a UCLB Patent; or (ii) incorporates or comprises one of the Vectors, or a Vector is used directly in the manufacture or delivery of that Gene Therapy Product; or (iii) uses or incorporates, or had used in its development, any of the (a) Principal Joint Know-how in the case of an ADA SCID Product; or (b) Principal LCR-EFS Know-how in the case of an LCR-EFS Platform Product; or (c) Principal MPS1 Know-how in the case of an MPS1 Product; or (d) Scheduled Perforin Know-how in the case of a Perforin Deficiency Product; or (e) [***] in the case of a [***]; or (iv) obtained a Marketing Approval through use and reliance (by inclusion in the Regulatory Submission) on (in whole or in part) Joint Clinical Data or (v) Exploited by Orchard benefits from any Regulatory Incentive assigned to Orchard hereunder in respect of such Gene Therapy Product, then in such cases the Royalty due for such Gene Therapy Product under Clause 5.4.1 shall be calculated by reference to the Full Rate, but in all other circumstances the Royalty due for Gene Therapy Products shall be calculated by reference to the Reduced Rate set out in the table under Clause 5.4.1.

5.4.3

Only one Royalty Rate shall be payable per unit of any Gene Therapy Product and the Royalty payable on an individual unit of any Gene Therapy Product shall be calculated only once and payable only once and calculated at the time of sale or disposal on an arm’s length basis to a Third Party either by Orchard or its Sub-licensee, or, if it was supplied other than as a sale or disposal on an arm’s length basis to a Third Party, at the time of such supply. No Royalty shall be payable on supplies between Orchard, its Affiliates or its Sub-licensees (or any combination of them) unless there is no subsequent sale to a Third Party in an arm’s length transaction for a cash or non-cash consideration within [***] months of that first sale, in which case the Royalty will be calculated on the basis of the open market price for the Gene Therapy Product so supplied.

5.4.4

Where a Gene Therapy Product is supplied as part of a service or ongoing programme of therapy, it shall be deemed to have been supplied at the relevant open market price for the Gene Therapy Product and not for any additional fees or charges for the service or other aspects of the therapy.

5.4.5	For the purposes of this Clause 5, the “Royalty Term” shall mean the period of 25 years commencing from the Effective Date, after which no Royalty shall be payable.

5.4.6	The Royalty due pursuant to the foregoing shall be adjusted, as applicable, in accordance with the remaining provisions of this Clause 5.

5.5	Valuation of Consideration; Referral to Expert.

If at any time a dispute arises or the Parties are unable to reach agreement in relation to the open market value for a Gene Therapy Product that is sold for non-cash consideration or otherwise supplied to a Third Party other than as a sale or disposal on an arm’s length basis and the Parties are not able to resolve such dispute within [***] days following the dispute first arising, such disagreement may be referred by either Party to an independent expert who shall be appointed and act in accordance with the provisions of Schedule 3. Where the open market value for a Gene Therapy

Product sold other than for cash consideration is subject to disagreement between UCLB and Orchard, until at least [***] following such dispute having been resolved or determined between UCLB and Orchard with an appropriate Net Sales Value allocated to the sale, the Net Sales Value attributable to such non-cash consideration shall be (i) excluded from the calculation of Royalties and Net Sales and not included in any calculation of the percentage of underreported Royalties in any audit under Clause 5.12 below; and (ii) excluded from any late interest payments or allegations of breach for non-payment of Royalties.

5.6	Royalty Stacking.

If, during the Term, Orchard, its Affiliates or Sub-licensees license in or acquire rights to any IP from any Third Party (a “Third Party Licence”) and such Third Party Licence is required, as reasonably assessed, based on such Third Party IP blocking Exploitation of any Gene Therapy Products, then any royalty (but no other payment, for example any up-front or milestone payment) that may be payable in respect of the Third Party Licence (“Third Party Licence Fees”) shall be deductible [***] hereunder on the applicable Gene Therapy Product(s) to which such Third Party Licence applies, subject to: (i) [***]; and (ii) [***].

5.7	Payment Frequency.

Royalties due under this Agreement shall be paid within [***] following the end of each half-year ending on 30 June and 31 December in each year, in respect of sales of Gene Therapy Products made during such half-year period, and within [***] days following the termination of this Agreement.

5.8	UCLB as sole recipient for payment

UCLA accepts and acknowledges that all payments with respect to this Agreement and the Technology licensed hereunder shall be made by Orchard to UCLB and no payments shall be due or payable by Orchard to UCLA (or its assignee or successor) under any circumstances or any construction of this Agreement. UCLA and UCLB hereby agree and undertake to Orchard that no claim shall be made against Orchard should there be any dispute arising as to allocation of monies between UCLA and UCLB (or their respective assignees or successors) with respect to sums paid by Orchard hereunder, and furthermore that any dispute or disagreement between UCLA and UCLB (or their respective assignees or successors) shall not in any way jeopardise, limit, terminate, narrow, impact or otherwise prejudice any of the rights licensed to Orchard hereunder.

5.9	Failure to make payment

If Orchard fails to make any payment under this Clause 5 by the agreed date (excluding any payment that is the subject of a bona fide dispute between the Parties in respect of which dispute Orchard has served notice in accordance with Clause 13.9.1), and does not rectify such failure within [***] of UCLB giving notice to Orchard requiring Orchard to do so, UCLB may in its sole and absolute discretion either (a) convert any of the licences granted under Clause 2 into non-exclusive licences by written notice served within [***] of the expiry of such [***] remedy period; or (b) treat such non-payment as a material breach of contract under Clause 12.2.2(a) and serve notice of material breach within [***] of the expiry of such [***] remedy period.

5.10	Payment terms

All cash sums due under this Agreement:

5.10.1	are exclusive of Value Added Tax which where applicable will be paid by Orchard to UCLB upon receipt by Orchard of an appropriate VAT invoice;

5.10.2

shall be paid in pounds sterling in cash by transferring an amount in aggregate to the following account: UCL Business plc, [***], and in the case of income or amounts received by Orchard or Sub-licensees in a currency other than pounds sterling, the Royalty shall be calculated in the other currency and then converted into equivalent pounds sterling at the relevant daily spot rate for that currency either (i) as quoted in the Financial Times newspaper on the last business day of the half-year period in relation to which the Royalties are payable; or, in the event of the foregoing quoted spot rate being unavailable (ii) as quoted in the Financial Times newspaper on the business day on which the sum in question is received by Orchard in, or converted by or on behalf of Orchard into, pounds sterling;

5.10.3

may be made applying any set-off, and after deduction of any withholding in respect of any taxes, charges or duties that may be imposed or paid in any country. Where Orchard is required by law to deduct such charges, the Parties shall take reasonable steps to do such reasonable acts and things and sign such deeds and documents as reasonably appropriate to assist them to take advantage of any applicable double taxation agreements or other legislative provisions to reduce the rate of withholding. If there is no double taxation treaty or the rate of withholding tax is greater than zero per cent, Orchard (or its agent) shall account and pay such amount of withholding to the relevant authority or collecting agent by deducting it from the Royalties or other payments otherwise due hereunder and shall send proof of payment to UCLB. Orchard shall use its reasonable endeavours to minimise any withholding that it is required to make and to work with UCLB to achieve this. Similarly should any withholding or similar taxes be due or required by Orchard’s Affiliate or Sub-licensee, such withhold may be made and Orchard shall work with the Affiliate or Sub-licensee to take advantage of any double taxation agreement or other legislative provision to reduce the tax payable. In the event of Orchard or its Affiliate or Sub-licensee receiving any repayment from the applicable authorities of sums previously paid as a result of their compliance with the foregoing and for which UCLB has not received a tax credit from other authorities, Orchard shall (or shall procure that the relevant Affiliate or Sub-licensee shall) promptly pay such repaid amount in full to UCLB; and

5.10.4

shall be made by the due date, failing which UCLB may charge interest on any outstanding amount on a monthly basis at a rate equivalent to [***] above the Bank of England base lending rate then in force in London.

5.11	Royalty Statements.

Orchard shall send to UCLB every half-year at the same time as each Royalty payment is made in accordance with Clause 5.7 a statement setting out for the relevant half-year in respect of each country or region in which Gene Therapy Products are sold:

5.11.1	the types of Gene Therapy Product sold;

5.11.2	the quantity of each type sold;

5.11.3	the total price received for each type of Gene Therapy Product sold;

5.11.4

where relevant, details of any Gene Therapy Products that have been sold other than on arm’s length terms for a cash consideration, including the relevant open market price or (if not available) the reasonable price attributed thereto;

5.11.5

the deductions made in order to calculate the Net Sales Value as referred to in sub-headings i) to vii) of the definition of Net Sales Value at Clause 1 (broken down on a product by product and category by category basis);

5.11.6	the amount of Third Party Licence Fees deducted in accordance with Clause 5.6;

5.11.7	the applicable Royalty Rate; and,

5.11.8	the aggregate value of Royalties on Net Sales Value due to UCLB,

in each case expressed both in local currency and pounds sterling and showing the conversion rates used, during the period to which the Royalty payment relates.

5.12	Records.

5.12.1

Orchard shall keep at its normal place of business detailed and up to date records and accounts detailing the activities that have been taken and progress made in respect of Milestone Events and ADA SCID Milestones, and showing the quantity, description and invoiced price or non-cash consideration for all Gene Therapy Products sold by it and all Royalty reports from its Sub-licensees or on its or Sub-licensees’ behalf, broken down in each case on a country by country basis, and being sufficient to ascertain the payments due to UCLB under this Agreement.

5.12.2

Orchard shall make such records and accounts available, on reasonable notice, once every year for inspection during business hours by an independent Third Party accountant appointed by UCLB and reasonably acceptable to Orchard for such period as such accountant may reasonably require (but not to exceed seven consecutive business days) for the purpose of verifying the accuracy of any statement or report given by Orchard to UCLB under Clause 5.11. Orchard shall co-operate reasonably with the independent Third Party accountant, shall promptly provide all information and assistance reasonably requested by such accountant during the period of the audit. UCLB shall be responsible for any accountant charges for such inspection unless there is an inaccuracy of more than [***] in any Royalty statement for which the audit is conducted, in which case Orchard shall, in full and final settlement of any claim of breach (but without prejudice to Clause 5.12.4), pay the accountant’s reasonable charges in respect of that inspection. No audit shall be conducted on accounts more than [***] years old.

5.12.3	Orchard shall ensure that UCLB has the same rights as those set out in this Clause 5.11 in respect of Orchard’s Sub-licensees.

5.12.4

Orchard and UCLB shall co-operate with each other to resolve any discrepancies identified during any such inspection and (i) Orchard shall pay any shortfall in the amounts paid to UCLB under this Agreement, together with interest on late payment as specified in Clause 5.9.4, within [***] of UCLB’s representative’s report; and/or (ii) UCLB shall reimburse Orchard for any overpayment made by Orchard, within [***] of its acceptance of UCLB’s representative’s report.

5.13	Accounting Standards.

Where this Agreement requires a financial calculation to be made or an action to be taken, such calculation or action will be made or taken in accordance with the generally accepted accounting principles from time to time approved by the United

Kingdom’s Accounting Standards Board, or any successor body, applicable as at the date on which such calculation or action is made or taken.

6.	COMMERCIALISATION

6.1	Sponsored Research Agreements and Clinical Trial Agreements.

6.1.1

Orchard shall, and UCLB shall procure that UCL shall, acting reasonably, seek to negotiate and agree and enter into a Sponsored Research Agreement in respect of the provision of funding for future research activities by the Gaspar Research Group and the Thrasher Research Group as soon as possible after the Effective Date to progress the MPS1 Project.

6.1.2	Orchard and UCLA shall in good faith and acting reasonably:

(a)

negotiate, agree and enter into Sponsored Research Agreements in respect of the provision of funding for future research activities by the Kohn Research Group which impose obligations on UCLA and the Kohn Research Group reflecting the principles under Clauses 2.5.1, 2.5.2, 2.5.3 and 3; and

(b)

negotiate Clinical Trial Agreements with UCLA Medical Center in respect of its use as a clinical trial site during future development of the Gene Therapy Products as required by Orchard, provided that Orchard considers such site and the personnel there to conduct such trials are the best available practitioners for the trial and that they have adequate availability for the timetable for the trial.

6.2	Commercialisation Obligations.

6.2.1	Orchard shall:

(a)

use Diligent Efforts to commence Exploitation of a Gene Therapy Product in each indication of ADA SCID, MPS1, Perforin Deficiency and [***] in the United States of America, the United Kingdom and at least one of France, Germany, Italy and Spain as soon as reasonably possible. It is acknowledged and agreed by UCLA and UCLB that each program of development and commercialisation for each such Gene Therapy Product will proceed at different times and speeds to the others and may have different priorities to others depending on the stage of development or results or difficulties in its development, and accordingly certain programs will proceed more slowly than others or may pause pending more intensive periods of development of other programs, and such practical considerations shall be included in the assessment of application of Diligent Efforts, provided that, notwithstanding the foregoing, for the ADA SCID Product and ADA SCID Project alone Orchard shall be deemed not to have applied its Diligent Efforts to a program of development and commercialisation for the ADA SCID Product if in respect of any continuous [***] period it is unable to demonstrate and provide evidence of any material steps having been taken to, or intended to, progress the development and commercialisation of the ADA SCID Product;

(b)	In pursuing its Diligent Efforts have regard to the Development Plan, as amended from time to time; and,

(c)	Following grant/issuance of all Regulatory Approvals (including pricing reimbursements) thereafter, use Diligent Efforts to effectively commercialise Gene Therapy Products.

6.2.2

It is acknowledged by UCLB and UCLA that their respective remedy for any breach of Clause 6.2.1 shall be limited to the right to terminate the licence granted to Orchard hereunder under Clause 12.2.4(b) in respect of the applicable Gene Therapy Product for which Orchard is in breach (and all other remedies or rights are hereby expressly waived by UCLA and UCLB), provided that Orchard shall have a right on one occasion only to remedy such breach by commencing Diligent Efforts (notwithstanding any historical delay or failure to apply Diligent Efforts) within the [***] notice period.

6.3	ADA SCID Milestones.

In addition to Orchard’s obligations under Clause 6.2, Orchard shall achieve the following milestone events in respect of the development of an ADA SCID Product (“ADA SCID Milestones”) by the following dates:

	ADA SCID Milestone	Date by which ADA SCID Milestone must be achieved
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]

If any of the ADA SCID Milestones is missed, or it becomes apparent that it will be missed, then, provided that Orchard (i) has used Diligent Efforts to achieve the ADA SCID Milestone and (ii) wishes to obtain a time extension, UCLB and Orchard shall, acting reasonably, negotiate and seek to agree whether there should be an extension to the date by which the ADA SCID Milestone is to be achieved. If agreed the terms of the extension shall be documented in writing in accordance with Clause 13.14. In other circumstances, or if the time extension cannot be agreed, UCLB shall, in full and final settlement be entitled to terminate this Agreement in relation to the ADA-SCID Project for Orchard’s breach.

It is acknowledged by UCLB and UCLA that their respective remedy for any breach of this Clause 6.3 shall be limited to the right to terminate the licence granted to Orchard hereunder in respect of the applicable ADA SCID Product in accordance with Clause 12.2.4(a) (and all other remedies or rights are hereby expressly waived by UCLA and UCLB).

6.4	Development Plan.

Orchard’s initial plan for Exploiting Gene Therapy Products is set out in Schedule 4 (the “Development Plan”). Orchard shall, on a Gene Therapy Product by Gene Therapy Product basis, provide to UCLB, on each anniversary of the Effective Date until such time as an application for a Marketing Approval has been filed for a specific Gene Therapy Product, a written update to the Development Plan that shall:

6.4.1	set out the current and projected activities being taken or planned to be taken by Orchard and Sub-licensees to bring Gene Therapy Products to market;

6.4.2	report on such activities conducted pursuant to Clause 6.4.1 since the Effective Date or the date of the previous update, as appropriate.

6.5	Annual Meeting.

Orchard will on UCLB’s request meet with UCLB at least once per calendar year, following the submission of the update to the Development Plan pursuant to Clause 6.4 or more frequently at Orchard’s request, to discuss progress with Exploitation of the Gene Therapy Products and Orchard’s efforts to Exploit Gene Therapy Products.

6.6	Reporting of First Commercial Sale.

Orchard will promptly and in any event within [***] days notify UCLB in writing of the First Commercial Sale of each Gene Therapy Product in each country within the Territory.

6.7	Referral to Expert.

6.7.1

If the Parties are in disagreement, despite having engaged in discussions to resolve such disagreement for no less than 30 days, as to whether Orchard has, without legitimate reason, failed to comply with its obligations under Clause 6, either Party shall be entitled to refer that disagreement to an independent expert (to be appointed in accordance with the provisions of Schedule 3) who shall determine the following questions:

(a)	whether Orchard has complied with its obligations under Clause 6; and if not

(b)	what specific action Orchard should take (“Specific Action”) in order to remedy such non-compliance.

6.7.2

If any Party does not accept the expert’s decision that Party shall have [***] to commence court proceedings in respect of the subject matter of the disagreement. If any Party commences such proceedings within the [***] period, the expert’s decision will not be binding on the Parties as to whether or not Orchard has complied with its obligations under Clause 6 and what action Orchard should take in order to remedy such non-compliance. If no Party refers the dispute that has been determined by the expert to a Court action within the [***] period, or all Parties to the disagreement confirm their acceptance of the expert’s decision, then the expert’s decision shall become binding on the Parties to the disagreement who hereby undertake to comply with the expert’s decision. Where the matter is referred to a Court action, the Court action will be an entirely new action as to the allegation of non-compliance by Orchard, and shall not be an appeal of the expert’s decision nor shall any questions of estoppel be raised by virtue of the expert’s decision.

7.	COMPLIANCE WITH LAWS

7.1	Anti-corruption laws.

Each Party shall (and shall procure that any persons associated with it engaged in the performance of this Agreement shall):

7.1.1

comply with all applicable laws and codes of practice relating to anti-bribery and anti-corruption including the Bribery Act 2010 and without prejudice to the foregoing generality, shall not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 or do or omit to do any act that will cause or lead the other Parties to be in breach of the Bribery Act 2010; and

7.1.2	from time to time and have, maintain in place and enforce throughout the term of this Agreement adequate procedures to ensure compliance with Clause 7.1.1.

For the purpose of this Clause 7.1, the meaning of adequate procedures and whether a person is associated with another person shall be determined in accordance with the Bribery Act 2010 (and any guidance issued under section 9 of that Act).

7.2	Export Control Regulations.

Orchard shall ensure that, in using the Technology and Exploiting any and all of the Gene Therapy Products, it and its employees and Sub-licensees comply fully with any United Nations trade sanctions or EU or UK legislation or regulation, from time to time in force, which impose arms embargoes or control the export of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use but which can be used for military purposes) and certain drugs and chemicals.

8.	INTELLECTUAL PROPERTY

8.1	Ownership

8.1.1

Except where otherwise expressly provided, nothing in this Agreement shall assign or purport to assign any Intellectual Property Rights owned by one Party to the other Party. As between the Parties, UCLB or UCLA, as applicable, are and shall at all times remain the sole and exclusive owners of all right, title and interest in and to any of the Technology.

8.1.2

Should UCLB wish to file any new Patent(s) after the Effective Date (for which the first priority filing is filed after the Effective Date) in respect of any UCLB Know-how that is the subject of this Agreement, then UCLB shall offer to Orchard the right for such Patent(s) (and any Patents arising therefrom) to be included within the licence grants herein. If Orchard elects to include the same, then they shall be included as New Patents herein. If Orchard does not so elect to include the same, or having selected to include them subsequently elects to reject their inclusion, then from such point they shall not be subject to this Agreement (and will not be included in the definition of UCLB Patents), but UCLB (for itself and on behalf of UCL) shall not, and shall procure that no licensee or future acquirer or owner of the same, shall assert such Patents against Orchard, its Sub-licensees or their respective successors through their use of UCLB Know-how licensed hereunder.

8.2	Obtain and Maintain the Patents.

8.2.1

On and from the Effective Date Orchard shall be responsible for the Patent Costs incurred with respect to patent prosecution activities undertaken with effect from the Effective Date in respect of the Joint Patent or the UCLB Patents (the “Licensed Patents”).

8.2.2

Orchard shall, in UCLA’s and UCLB’s name, have exclusive control, discretion and right as to how to prosecute through to grant and how to maintain and defend each of the Licensed Patents, subject to the remaining provisions of this Clause 8. Notwithstanding the foregoing, Orchard shall, where it is commercially reasonable and valuable to do so (having regard to the monopoly and protection afforded by the applicable Patents with respect to the Gene Therapy Products to be sold or marketed in such territory) take commercially reasonable steps to pursue prosecution and grant of the Joint Patent and UCLB Patents in at least in the Minimum Territories. Orchard shall not take into account any change in the Royalty rate for any Gene Therapy Product that may result from the grant of a Patent in its assessment of whether it is commercially reasonable and valuable to pursue prosecution and grant of the Joint Patent and UCLB Patents.

8.2.3

Orchard will obtain the prior written approval of UCLB (and UCLA in the case of the Joint Patent) (such approval not to be unreasonably delayed or withheld taking into account the advice received from the patent attorneys engaged to prosecute such patents) in relation to changes to Patent claims that Orchard wishes to make that will materially narrow or limit the scope of monopoly claimed in the Licensed Patent. If UCLB and/or UCLA withhold their consent, then Orchard shall not be liable for any invalidity, refusal of grant or other adverse finding against or in respect of the Patents in issue arising from such changes not having been made.

8.2.4

Orchard will keep UCLB (and, in connection with the Joint Patents, UCLA) informed of material developments and steps taken in the prosecution and maintenance of the Licensed Patents and shall provide UCLB with copies of all correspondence to and from patent offices in relation to the Licensed Patents and, subject to preserving privilege in advice, shall provide UCLB with reasonable notice of and the opportunity to attend and participate in any conference calls or meetings with Orchard’s patent attorneys in relation to the prosecution and maintenance of the Licensed Patents.

8.2.5

Orchard will consult with UCLB (and in the case of the Joint Patents, with UCLA) in connection with Orchard’s strategy for the prosecution and maintenance of the Licensed Patents and shall take into account any reasonable comments and suggestions of UCLB or (as applicable) UCLA in relation to such prosecution and maintenance having regard to the commercial objective of seeking protection for the Gene Therapy Products versus maintaining a robust and valid Patent.

8.2.6

Orchard must provide UCLB (and in the case of the Joint Patents, UCLA) with reasonable advance notice (and in any event no less than [***] notice) of its intent not to prosecute or maintain any of the Joint Patent and/or UCLB Patents in any country in the Territory, to allow UCLB to take over the prosecution and/or maintenance of the such Licensed Patents in that country in the Territory within timeframes required by law in order to avoid Surrender of such Patent. The foregoing shall not relieve Orchard of its obligations under Clause 8.2.2 with respect to prosecuting and maintaining the Joint Patents and UCLB Patents in the Minimum Territories. Should UCLB (and/or UCLA) elect to assume responsibility for a Patent that Orchard gives notice of under this Clause 8.2.6, then provided Orchard’s decision not to prosecute or maintain the relevant Patent was (i) commercially prudent having regard to the reasonable interests of all Parties and all of the material circumstances and (ii) not driven to reduce the applicable Royalty rate, the licence to Orchard in respect of such Patent shall continue on a non-exclusive basis and for the purposes of calculating Royalties such Patent shall be deemed (under the provisions of Clause 5.4.2) to no longer have Valid Claims.

8.2.7

UCLB and UCLA shall (i) promptly and within [***] of receipt forward any and all correspondence it or they receive from whatever source in connection with or concerning the Licensed Patents; and (ii) each do all things, execute all documents and co-operate and provide all information, correspondence, data and access to personnel as may be requested or necessary in order to enable Orchard to efficiently, effectively, professionally and fairly prosecute, defend and maintain the Licensed Patents, and should either UCLB and/or UCLA fail or refuse to do so, then Orchard shall not be responsible for any loss of or reduction in protection under, or failure to prosecute or maintain, any of the Licensed Patents resulting from UCLB’s and/or UCLA’s failure or refusal.

8.2.8

Orchard shall be entitled to change and select its own patent attorneys and counsel to prosecute and maintain the Licensed Patents throughout the world. UCLA and UCLB shall each procure and authorise that their respective patent attorneys shall at Orchard’s cost (i) provide Orchard and any newly appointed patent attorney or counsel with a full copy of the files relating to the Licensed Patents; (ii) take instructions from Orchard on behalf of (as applicable) UCLA and/or UCLB with respect to the Licensed Patents.

8.3	Infringement of the Licensed Patents.

8.3.1

Each Party shall inform the other Parties promptly if it becomes aware (provided that in the case of UCLA, UCLA shall be deemed only to have become aware if the matter in question is in the awareness of the licensing officer responsible for administration of this Agreement) of:

(a)

any infringement or potential infringement or unauthorised use of any of the Joint Patents, UCLB Patents, Joint Clinical Data, the LCR-EFS Platform IP, the MPS1 IP, the Perforin IP or the [***] (the “Exclusively Licensed IP”);

(b)	any challenge to the validity of any of the Licensed Patents; or

(c)	any challenge to the ownership of the Exclusively Licensed IP and Orchard and UCLB shall consult with each other (and, in the case of Joint UCLB/UCLA Technology, with UCLA) to decide the best way to respond to such infringement, unauthorised use or challenge.

8.3.2

Orchard shall have the sole right (but not obligation) to take action against any third party infringing or alleged to be infringing or making any unauthorised use of any of the Exclusively Licensed IP in the Field or challenging the validity of any of the Licensed Patents or the ownership of any of the Exclusively Licensed IP at its sole expense. Should Orchard take any such action to enforce or defend such IP then:

(a)

UCLB shall on Orchard’s request cooperate with Orchard in such action and do all things and execute all documents as Orchard shall request. Orchard shall reimburse UCLB for all reasonable Third Party costs and expenses (including legal fees and expenses) incurred by UCLB solely in providing such cooperation in accordance with the terms hereof; and

(b)

Orchard shall be entitled to request by giving written notice that UCLA shall, in connection with the enforcement and/or defence of the Joint UCLB/UCLA Technology, cooperate with Orchard in such action and do all things and execute all documents as Orchard shall request. UCLA shall not unreasonably withhold or delay its consent. If UCLA consents to be joined Orchard shall reimburse UCLA for all reasonable Third Party costs and expenses (including legal fees and expenses) incurred by UCLA solely in providing such cooperation in accordance with the terms hereof. If UCLA does not consent, all payments due under this Agreement in respect of the ADA SCID Products and the country to which the legal action relates (except patent cost reimbursement), including all royalties, milestones and other payments, shall be reduced by [***] for so long as the subject matter of the legal action continues unabated but only to the extent that such infringement materially and adversely affects the business of Orchard or its Sub-licensees relating to ADA SCID Products; and

(c)

subject to Clauses 8.3.3 to 8.3.6, and Clause 8.4, Orchard shall be solely responsible for the conduct of the action or for settlement thereof and, subject to Clause 8.3.4, shall be entitled to all damages received from such action.

8.3.3

Before starting or defending or settling any legal action under Clause 8.3.2, Orchard shall consult with UCLB (and where it concerns Joint UCLB/UCLA Technology, UCLA) as to the advisability of the action or defence or settlement, its effect on the good reputation of UCLB and, as applicable, UCLA, and how the action or defence should be conducted. Orchard shall not settle any legal action concerning the Joint UCLB/UCLA Technology without the written consent of UCLA’s Board of Regents, not to be unreasonably withheld or delayed.

8.3.4

Orchard shall indemnify and hold harmless and keep indemnified and held harmless UCLB (and in connection with the enforcement and/or defence of the Joint Technology, UCLA) for all Third Party expenses and claims awarded against it in any legal action under Clause 8.3.2, including any third party costs, account of profits, awards, damages, or other third party legal costs, expenses or liability incurred by UCLB or UCLA as a consequence of their involvement in such proceedings. Orchard shall pay UCLB Royalties, in accordance with Clause 5, on any damages received from such action as if the amount of such damages after deduction of all litigation costs and expenses and payments under any indemnities in relation to the action were Net Sales Value.

8.3.5

UCLB may agree (such agreement not to be unreasonably withheld or delayed), on the reasonable request of Orchard, to be joined in any suit to enforce such rights or take such action in its own name subject to being indemnified and held harmless and kept indemnified and held harmless by Orchard as to any out of pocket costs, account of profits, awards, damages, or other third party legal costs, expenses or liability which may be incurred as a result of so doing. Orchard shall have the right to conduct such proceedings but shall seek and take into reasonable consideration UCLB’s views and opinions in respect of any such suit or action. UCLB shall have the right to be separately represented in any proceedings into which it is joined at its own expense in which case the foregoing indemnity shall not apply.

8.3.6	Orchard’s obligation to continue to indemnify UCLA and UCLB pursuant to Clause 8 is conditional upon:

(a)

UCLA and UCLB taking those steps, doing those things or refraining from doing those things requested of it by Orchard in connection with the indemnified matters for the duration of the indemnification;

(b)	UCLA and UCLB not making any admission or settlement (or taking steps to do so) concerning the proceedings without the prior written consent of Orchard;

(c)

Orchard having sole conduct of the applicable proceedings opposite the Third Parties (as between Orchard, on the one hand, and UCLB and/or UCLA, on the other hand) for the duration of the indemnification;

(d)

any damages, account of profits, financial remedy or costs recovered from Third Parties (whether in UCLA/UCLB’s name or otherwise) in respect of the applicable proceedings being (subject to Clause 8.3.4) for the sole account of Orchard.

8.4

If, within [***] of Orchard first becoming aware of any infringement, potential infringement or challenge referred to in Clause 8.3.1, Orchard is unsuccessful in persuading the alleged infringer to desist and fails to initiate an infringement action, UCLB shall with Orchard’s consent, such consent to be at Orchard’s sole discretion (such discretion not to be unreasonably withheld or delayed), have the right, at its sole discretion, to litigate such infringement under its sole control and at its sole expense. Orchard will provide reasonable co-operation to UCLB at UCLB’s expense and any damages or other payments recovered shall belong solely to UCLB.

8.5	Infringement of Third Party Rights.

8.5.1

If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of Third Party rights by Orchard’s or its Affiliates or Sub-licensees’ Exploitation of any Gene Therapy Product, or their use of any Licensed Patents, Joint Know-how, UCLB Know-how, Joint Clinical Data and/or UCLB Manufacturing Technology that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

8.5.2

Orchard shall have the right but not the obligation to defend such suit to the extent it relates to Orchard’s or its Affiliates’ or Sub-licensee’s activities in the Field and shall have the right to settle with such Third Party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Licensed Patents, the ownership of any of the Technology, the consent of UCLB (and UCLA as applicable) must be obtained (such consent not to be unreasonably withheld or delayed) before taking such action or making such settlement.

9.	WARRANTIES AND LIABILITY

9.1	Mutual Warranties.

Each Party warrants and undertakes to each of the other Parties as follows:

9.1.1	it is a company duly organised, validly existing, and in good standing under the laws of England or (in the case of UCLA) the laws of California, USA;

9.1.2

it has full corporate power and authority to execute, deliver, and perform this Agreement and has taken all corporate action required by law and its organisational documents to authorise the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

9.1.3

this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity);

9.1.4

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or result in a breach of any provision of its organisational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law.

9.2	Warranties by UCLB & UCLA.

9.2.1	UCLB warrants and represents to Orchard that except as disclosed in the Disclosure Letter from UCLB dated as of the Effective Date, each of the warranties in Part A of Schedule 6 is accurate and true

9.2.2	UCLA warrants and represents to Orchard that except as disclosed in the Disclosure Letter from UCLA dated as of the Effective Date, each of the warranties in Part B of Schedule 6 is accurate and true.

9.3	Acknowledgements.

Orchard acknowledges that:

9.3.1

save as set out in the warranties at Schedule 6, the inventions claimed in the Joint Patent and UCLB Patents, and the Joint Know-how, UCLB Know-how and UCLB Manufacturing Technology, are at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items (together “Delivered Items”) provided under this Agreement are provided “as is” and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, neither UCLA nor UCLB gives, save as set out in the warranties at Schedule 6, any warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic;

9.3.2	neither UCLA nor UCLB has performed any searches or investigations into the existence of any Third Party rights that may affect any of the Technology;

9.3.3	nothing in this Agreement shall oblige UCLA or UCLB to bring or prosecute actions or suits against Third Parties for Patent, copyright or trade mark infringement except as provided in Clause 8;

9.3.4

nothing herein confers by implication, estoppel or otherwise any licence or rights under any Patents of UCLA or UCLB other than the Joint Patents and the UCLB Patents regardless of whether such Patents are dominant or subordinate to the Joint Patents.

9.4	No Other Warranties.

9.4.1

Each of the Parties acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

9.4.2

Without limiting the scope of Clause 9.4.1, and save to the extent provided for in the warranties and representations at Schedule 6 neither UCLA nor UCLB makes any representation or gives any warranty or undertaking:

(a)

as to the efficacy, usefulness, fitness for purpose, quality, safety or commercial or technical viability of the Joint UCLB/UCLA Technology, UCLB Technology, UCLB Manufacturing Technology and/or the Gene Therapy Products; or

(b)	as to the scope of any of the Joint Patent or UCLB Patents or that any of the Joint Patent or UCLB Patents is or will be valid or (in the case of an application) will proceed to grant; or

(c)

that the use of any of the Joint UCLB/UCLA Technology, UCLB Technology, or UCLB Manufacturing Technology, the Exploitation of the Gene Therapy Products or the exercise of any of the rights granted under this Agreement will not infringe any intellectual property or other rights of any other person; or

(d)

that the Joint Know-how, UCLB Know-how, UCLB Manufacturing Technology or any other information communicated by UCLB to Orchard under or in connection with this Agreement will produce Gene Therapy Products of satisfactory quality or fit for the purpose which Orchard intended or that any product will not have any defect, latent or otherwise, and whether or not discoverable by inspection.

9.5	Knowledge of UCLB.

For warranties given by UCLB in respect of its knowledge and awareness, such knowledge or awareness shall be limited to the actual knowledge or awareness of [***] of UCLB at the Effective Date having made reasonable enquiry of each UCLB Principal Researcher by seeking their review of the warranties in Schedule 6, without having made any other enquiries (other than of the UCLB Principal Researchers), conducted any searches or obtained any advice from patent attorneys, solicitors or other persons.

9.6	Knowledge of UCLA.

For warranties given by UCLA in respect of its knowledge and awareness, such knowledge or awareness shall be limited to the actual knowledge or awareness of the licensing officer responsible for administration of this Agreement, without having made any other enquiries, conducted any searches or obtained any advice from patent attorneys, solicitors or other persons.

9.7	Responsibility for Development of Gene Therapy Products.

Orchard acknowledges that it shall be exclusively responsible for the technical and commercial development and manufacture of Gene Therapy Products and for incorporating any modifications or developments thereto that may be necessary or desirable, for all Gene Therapy Products sold or supplied and the grant of the licences hereunder shall not, of themselves, oblige UCLA or UCLB to support such development save in their respective compliance with the terms hereof. The foregoing is without prejudice to the terms under which any consultancy services or other contributions that UCLA and/or UCLB may provide in connection with such activities. The foregoing shall not relieve UCLB or UCLA of any of their respective obligations under this Agreement or liabilities for any breach by either of them of any term of this Agreement.

9.8	Indemnity.

9.8.1

Orchard shall indemnify and hold harmless each of UCLB, UCL, and Great Ormond Street Hospital Trust, and each of their respective officers, directors, Council members, employees and representatives, including the Principal Researchers and their Research Groups (together, the “Indemnitees”) against all Claims brought by a Third Party that may be asserted against or suffered by any of the Indemnitees and which relate to:

(a)

Infringement of Third Party Intellectual Property Rights through the use by Orchard or any of its Sub-licensees of any of the Joint UCLB/UCLA Technology, UCLB Technology and UCLB Manufacturing Technology;

(b)

product liability claims arising from the Exploitation of any of the Gene Therapy Products, by or on behalf of Orchard or any of its Sub-licensees, or subsequently by any customer or any other person, including claims based on product liability laws; or

save that the indemnity given by Orchard to each Indemnitee under this Clause will not apply to any Third Party Licence Fees or to any Claim to the extent that it is attributable to the negligence or misconduct of that Indemnitee or any act or omission of that Indemnitee which would constitute a breach of this Agreement or where committed by an Indemnitee that is not a Party, had it been committed by a Party it would constitute a breach.

9.8.2

Orchard will, and will require its Sub-licensees to, indemnify, hold harmless and defend UCLA and its officers, employees and agents, and its academic staff involved in the research that led to the invention in the Joint Patents (together, the “Indemnitees”) from and against all Claims brought by a Third Party that may be asserted against or suffered by any of the Indemnitees and which relate to the exercise of the rights licensed to Orchard in the Joint UCLB/UCLA Technology, including product liability, save that the indemnity given by Orchard to each Indemnitee under this Clause will not apply to any Claim to the extent that it is attributable to the gross negligence or wilful misconduct of that Indemnitee or any act or omission of that Indemnitee which would constitute a breach of this Agreement or where committed by an Indemnitee that is not a Party, had it been committed by a Party it would constitute a breach.

9.9	Each Indemnitee’s right to the benefit of the foregoing indemnity is dependent upon and subject to the Indemnitee’s compliance with the following:

9.9.1

promptly after receipt by an Indemnitee of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity may apply, UCLB or the Indemnitee shall give written notice to Orchard of such fact and provide all information available to it and relevant to the Claim to Orchard;

9.9.2

the Indemnitee shall permit Orchard to have sole control, conduct, defence and settlement of the Claim and shall not make any admission or reach any settlement with the Third Party other than at Orchard’s written direction or with Orchard’s prior written consent;

9.9.3	the Indemnitee shall co-operate in good faith with Orchard in the conduct of any defence or settlement and shall provide all reasonable assistance and do all things as may be required to enable any Claim to be defended and resisted and shall provide promptly to Orchard (i) copies (or originals where available) of all correspondence and documents in its power or possession relevant to the Claim; (ii) reasonable access to all personnel of the Indemnitee (including its consultants) to assist with defence of the Claim and (iii) all other information, documents or assistance as may be reasonably required;

9.9.4	Orchard shall have the right at its sole discretion to bring any counterclaim in the name of the Indemnitee;

9.9.5	Orchard shall have the right at its sole discretion to settle or compromise any Claim except that:

(a)	Orchard shall not without the prior written consent (not to be unreasonably withheld or delayed) of the Indemnitee:

(i)	admit any liability on the part of any Indemnitee; or

(ii)	in respect of any product liability claims the subject of the Claim, not make any public statement that amounts to any admission of wrongdoing on the part of the Indemnitee; and

(b)	Orchard shall not settle any legal action involving any UCLA Indemnitee without the written consent of UCLA’s Board of Regents, not to be unreasonably withheld or delayed.; and

9.9.6	should any damages, financial remedy, costs or other recovery be made in favour of the Indemnitee or Orchard, such sums shall be for the sole account of Orchard.

9.10	Limitations of Liability.

9.10.1

To the extent that any Party has any liability in contract, tort, under an indemnity, or otherwise under or in connection with this Agreement, including any liability for breach of warranty, their liability shall be limited in accordance with the following provisions of this Clause 9.10.

9.10.2	The aggregate liability of each of UCLB and UCLA under this Agreement shall be limited to [***].

9.10.3	Subject to Clause 9.10.5, the aggregate liability of Orchard under this Agreement shall be limited to [***], save that its aggregate liability pursuant to all claims under:

(a)	Clause 9.8.1(a) shall be increased to [***] which shall also contribute to the preceding aggregate; and,

(b)

Clause 9.8.1(b) and/or 9.8.2 (in so far as it concerns product liability claims) (which shall also contribute to the preceding aggregate) shall not be subject to the foregoing limitation of limitation prescribed under this Clause 9.10.3.

9.10.4

Subject to Clause 9.10.5, in no circumstances shall any Party be liable for (i) any loss, damage, costs, Claim, or expenses of any nature that is (a) any loss of indirect profits, (b) business opportunity or goodwill (direct or indirect), or (c) of an indirect, special or consequential nature; or (ii) any punitive damages awards.

9.10.5	Nothing in this Agreement shall limit or be construed to limit in any way any liability:

(a)

a Party may have to another Party under this Agreement in respect of (i) death or personal injury caused by that Party’s negligence; (ii) any fraud or fraudulent misrepresentation; or (iii) any other liability which, by rule of law, may not be excluded or limited by contract between the Parties; or

(b)	of Orchard to pay to UCLB any amounts which Orchard is required to pay to UCLB under Clause 5.

9.11	Insurance.

9.11.1

Orchard shall within [***] of the Effective Date take out, and thereafter maintain, at its own cost with a reputable insurance company at all times during the term of this Agreement, customary public and product liability and professional indemnity insurance commensurate with the development and Exploitation activities Orchard is undertaking pursuant to this Agreement, which at a minimum shall have the following minimum limits:

(a)	Each occurrence : [***]

(b)	General threshold : [***]

(c)	Personal Injury : [***]

9.11.2	If such insurance is written on a claims-made form, it shall continue for [***] following the termination or expiry of this Agreement.

9.11.3

Orchard will produce to UCLB at all times upon reasonable demand, proof that the insurance cover required pursuant to Clause 9.10.1 is in force and evidence that all premiums have been paid up to date.

10.	CONFIDENTIALITY OBLIGATIONS

10.1	Confidentiality Obligations.

Each Party (“Receiving Party”) undertakes:

10.1.1

to maintain as secret and confidential all Confidential Information obtained from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein;

10.1.2	to use such Confidential Information only for the purposes of or as permitted by this Agreement;

10.1.3

to disclose such Confidential Information only to those employees, directors, officers, agents, contractors, Affiliates and Sub-licensees (if any) to whom and to the extent that such disclosure is (i) necessary for the purposes of this Agreement or Exploitation of Gene Therapy Products or (ii) in relation to the grant of any licence of Technology hereunder; provided that such employees, directors, officers, agents, contractors, Affiliates and Sub-licensees are bound by confidentiality obligations in respect of such Confidential Information that are no less stringent than those under this Clause 10; and

10.1.4

to safeguard Confidential Information against disclosure to Third Parties (other than as permitted under Clause 10.1.3) that do not have an established current need to know such Confidential Information for purposes in connection with this Agreement or to whom the Receiving Party is not entitled to disclose the same pursuant to this Clause 10, provided however that UCLB shall have the right to disclose Confidential Information received from Orchard or relating to the Joint UCLB/UCLA Technology to UCLA in accordance with its contractual obligations, provided that UCLA has agreed to confidentiality provisions at least as restrictive as set forth herein and for which UCLA shall be responsible and liable to Orchard for any breach thereof, as if it were a breach of the confidentiality obligations of this Agreement.

10.2

Notwithstanding the restriction under Clause 10.1, Orchard as a Receiving Party shall be entitled to disclose the Confidential Information of the Disclosing Party to (i) actual or potential Sub-licensees, acquirers or investors under obligations of confidentiality; (ii) any ethics committee of a Regulatory Authority or as part of any Regulatory Submission or Regulatory Approval for any product or therapy; (iii) its bankers, lawyers, accountants, regulatory consultants, scientific consultants, board, shareholders and other professional advisors, provided they are under obligations of confidentiality.

10.3	Exceptions to Obligations.

The provisions of Clause 10.1 shall not apply to any part of the Confidential Information which the Receiving Party can demonstrate by reasonable written evidence:

10.3.1	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party, without any restriction on use or disclosure;

10.3.2

was lawfully obtained, without confidentiality or non-use restrictions, by the Receiving Party from a third party who was neither under a confidentiality or non-use obligation to the Disclosing Party nor received the Confidential Information directly or indirectly from someone with such an obligation;

10.3.3	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or Sub-licensees;

10.3.4	is required to be disclosed by or to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall:

(a)	inform the Disclosing Party as soon as is lawful and reasonably practicable; and

(b)

at the Disclosing Party’s request and cost take reasonable steps to seek confidential treatment by the court, agency or authority of the information, where this is possible under the court, agency or authority’s procedures; or

10.3.5	which a Party is required to disclose under the Freedom of Information Act 2000 or the Environmental Information Regulations 2004, or the California Public Records Act.

10.4	Disclosure to Employees.

The Receiving Party shall procure that all of its employees and Sub-licensees who have access to any of the Disclosing Party’s Confidential Information to which Clause 10.1 applies, shall be made aware of the obligations of confidence and enter into written undertakings of confidentiality at least as restrictive as those set forth herein.

10.5	UCLA Disclosure Rights.

UCLA may release the terms and conditions of this Agreement, subject to an obligation of confidentiality to (i) [***]; (ii) [***] and (iii) [***]. If such release is made, UCLA shall notify Orchard.

If a Third Party enquires whether a licence to the Joint Patent is available, then UCLA may confirm that it is available outside the Field and Indications.

11.	LICENSEE PROTECTIONS AND RESTRICTIVE COVENANTS

11.1

UCLB and UCLA shall own and continue to own free of encumbrances, and shall not assign, convey, dispose of or otherwise part possession with or encumber any of (in whole or part) the Joint Patent, Joint Know-how or Joint Clinical Data and shall not encumber, charge against, or otherwise grant any rights (other than any licences as permitted having regard to the terms of this Agreement), any non-asserts or any waivers to any Affiliate or Third Party with respect to the same.

11.2

UCLB shall own and continue to own free of encumbrances, and not assign, convey, dispose of or otherwise part possession with or encumber any of (in whole or part) the UCLB Technology and shall not encumber, charge against, or otherwise grant any rights (other than any licences as permitted having regard to the terms of this Agreement), any non-asserts or any waivers to any Affiliate or Third Party with respect to the same.

11.3

UCLA and UCLB each undertake on their own behalf and not on behalf of the other that neither shall grant rights to any Affiliate or Third Party that in any way conflict with any of the rights granted or purported to be granted hereunder.

11.4

UCLB and UCLA shall not amend, terminate, vary or waive rights under the Inter-Institutional Agreement nor do or not do anything or agree to do or not do anything under or in connection with such Inter-Institutional Agreement that in any way may prejudice or weaken or jeopardise Orchard’s rights hereunder to the Technology.

12.	DURATION AND TERMINATION

12.1	Commencement.

12.1.1

This Agreement, and the licences granted hereunder, shall come into effect on the Effective Date. Unless terminated earlier in whole or in part whether in respect of one or more countries and/or in respect of one or more Gene Therapy Products, this Agreement shall expire upon the twenty-fifth anniversary of the Effective Date (“Term”) whereupon all licences granted to Orchard hereunder shall automatically become irrevocable, perpetual and fully paid up and shall survive the expiry of this Agreement.

12.1.2	This Agreement shall terminate when all of the licences granted hereunder have terminated (as opposed to expired) in all countries within the Territory.

12.2	Early Termination.

12.2.1	Orchard may terminate this Agreement by notice in writing to UCLB (or as applicable to UCLA), such notice to take effect as specified in the notice:

(a)

in whole, or with respect to UCLA or UCLB or both of them, or a Gene Therapy Product or with respect to a particular licence as a whole or on a country by country basis, at any time on no less than [***] prior written notice to UCLB and/or UCLA;

(b)

if UCLB and/or UCLA is in material breach of this Agreement and, in the case of a breach capable of remedy within [***], the breach is not remedied within [***] of UCLB and/or UCLA (as applicable) receiving notice specifying the breach and requiring its remedy, in respect of the country or countries and/or in respect of the Gene Therapy Product(s) to which the breach relates; or

(c)	if:

(i)	UCLB and/or UCLA becomes insolvent or unable to pay its debts as and when they become due;

(ii)	an order is made or a resolution is passed for the winding up of UCLB and/or UCLA (other than voluntarily for the purpose of solvent amalgamation or reconstruction);

(iii)	a liquidator, administrator, administrative receiver, receiver or trustee is appointed in respect of the whole or any part of UCLB’s and/or UCLA’s assets or business;

(iv)	UCLB and/or UCLA makes any composition with its creditors;

(v)	UCLB and/or UCLA ceases to continue its business; or

(vi)	any event analagous to the events referred to in paragraphs (i) to (v) above occurs in any other jurisdiction provided that Orchard shall terminate this Agreement as a whole if UCLB is affected by the foregoing events or in relation to the ADA-SCID Products only if UCLA is affected by the foregoing events.

12.2.2

If Orchard is in material breach of the terms of this Agreement (excluding any actual or alleged breach of Clause 6) and, in the case of a breach capable of remedy, the breach is not remedied within [***] of Orchard receiving notice specifying the breach and requiring its remedy, UCLB may within [***] of expiry of such remedial period terminate this Agreement in respect of the country or countries and/or in respect of the Gene Therapy Product(s) to which the breach relates, or as the sole remedy for such breach convert any of the licences granted under Clause 2 to which the breach relates into non-exclusive licences, by giving notice in writing to Orchard, such notice to take effect as specified in the notice.

12.2.3

UCLB may in its sole discretion terminate this Agreement as a whole by giving notice in writing to Orchard, such notice to take effect as specified in the notice, within [***] of UCLB becoming, or being made, aware of the occurrence of one or more of the following events:

(a)	Orchard becomes insolvent or unable to pay its debts as and when they become due;

(b)	an order is made or a resolution is passed for the winding up of Orchard (other than voluntarily for the purpose of solvent amalgamation or reconstruction);

(c)	a liquidator, administrator, administrative receiver, receiver or trustee is appointed in respect of the whole or any part of Orchard’s assets or business;

(d)	Orchard makes any composition with its creditors;

(e)	Orchard ceases to continue its business;

(f)	any event analagous to the events referred to in paragraphs (i) to (v) above occurs in any other jurisdiction; or

(g)	if there is any change of Control of Orchard such that Control of Orchard is held by a Tobacco Company.

12.2.4	UCLB may also in its sole discretion terminate this Agreement in part as detailed below, by giving notice in writing to Orchard within [***] of the occurrence of one or more of the following events:

(a)

if Orchard fails to achieve an ADA SCID Milestone by a particular due date specified in Clause 6.3 and the Parties do not agree an extension under Clause 6.3, then UCLB may terminate this Agreement with worldwide effect in respect of that ADA SCID Product; or,

(b)	if Orchard fails to use Diligent Efforts to develop or commercialise a Gene Therapy Product in accordance with its obligations under Clause 6.2.1, and

(i)	the [***] remedy period allowed under Clause 6.2.2 in respect of breaches of Clause 6.2.1 has expired without the breach having been remedied in accordance with Clause 6.2.2; and

(ii)	Orchard has not referred to the matter to an independent expert under Clause 6.7, or, having so referred it, either:

(A)

Orchard within [***] of the expert giving their determination has neither commenced taking material steps to comply with the expert’s determination nor referred the matter to a Court action in accordance with Clause 6.7.2; or

(B)	having referred the matter to a Court action in accordance with Clause 6.7.2, Orchard unilaterally discontinues such action or does not comply with the Court’s final and non-appealable decision;

then UCLB may terminate this Agreement in respect of the relevant Gene Therapy Product, worldwide or in those specific countries where such failure has occurred, at its discretion (acting reasonably).

12.2.5

A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

12.2.6

Save as provided under Clauses 12.2.2, 12.2.3 and 12.2.4, UCLB shall have no other right to terminate this Agreement, including under any right according to common law. UCLA hereby accepts that it shall have no right to terminate this Agreement, whether contractually or according to common law.

12.3	Consequences of Termination.

12.3.1

Upon termination (as opposed to expiry) of this Agreement or of any licences, in each case in whole or in part whether in respect of one or more countries and/or in respect of one or more Gene Therapy Products, then to the extent such rights have been terminated:

(a)	the applicable licences (or part thereof) shall automatically terminate;

(b)

Orchard and its Sub-licensees shall cease to have any rights under this Agreement to Exploit such Gene Therapy Products applicable to such licences and all of its rights and obligations under this Agreement concerning such Gene Therapy Product shall cease where applicable to such licences;

(c)	all outstanding sums payable by Orchard to UCLB in respect of the applicable licences shall immediately become due and payable;

(d)

Orchard shall co-operate with UCLB in the cancellation of any formal licence granted to it as recorded with any registry, or of any registration of any applicable licences registered pursuant to this Agreement and shall execute such documents and do all acts and things as may be necessary to effect such cancellation;

(e)

Orchard shall and shall procure that its sub-licensees shall promptly return to UCLB, or take all reasonable steps to permanently delete, all records and copies (including electronic copies) of Joint Know-how, UCLB Know-how, Joint Clinical Data and UCLB Manufacturing Technology in respect of such applicable licences and made available to Orchard under this Agreement, of technical and promotional material in its possession relating to the applicable licences to the Technology, and of any information (whether or not technical) of a confidential nature in respect of the applicable licences communicated to it by UCLB, either preparatory to, or as a result of, this Agreement, to the extent such material remains confidential;

(f)

Orchard and its Sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under Clause 5) any unsold or unused stocks of the Gene Therapy Products for a period of [***] following the date of termination;

(g)

Orchard will, promptly on UCLB’s request, consent to the release by any patent attorney instructed to manage the prosecution of the Licensed Patents, of any records held by the patent attorney to UCLB which UCLB may reasonably require to enable it to continue with the drafting, filing, prosecution and maintenance of the Joint Patent and UCLB Patents;

(h)

all sub-licences of the Joint Patent and UCLB Patents and/ or the Joint Know-how, UCLB Know-how and UCLB Manufacturing Technology granted by Orchard pursuant to this Agreement will, subject to Clause 2.6.1(d) automatically terminate;

(i)

each Party shall upon the written request of the other Party, return or destroy any documents or other materials that are in its or its Sub-licensees’ possession or under its or their control and that contain the other Party’s Confidential Information;

(j)

where the termination has been effected by Orchard under Clause 12.2.2, 12.2.3 or 12.2.4, in order that UCLB may continue either itself or through an appropriate third party to Exploit those specific Gene Therapy Products having been developed by Orchard hereunder and in respect of which licensed rights hereunder have been terminated, Orchard shall provide UCLB with the exclusive (for the periods set out below) first right to negotiate for a royalty-bearing licence, with rights to grant sub-licences (through multiple tiers subject to usual protections), to use and commercially Exploit any technical and clinical data specific to, and any non-severable improvements to, the UCLB Technology licensed hereunder associated with such terminated Gene Therapy Products which are owned and controlled (free of encumbrance or third party right) by Orchard for the purpose of Exploiting those specific Gene Therapy Products in respect of which the licences granted hereunder have been terminated (“Orchard Improvements”). UCLB has [***] following termination to notify Orchard in writing that it is interested in exercising its right to negotiate such licence, failing which it shall have no right to negotiate under this Agreement. Upon UCLB exercising its right of first negotiation by way of serving a written notice on Orchard:

(i)

Orchard shall on UCLB’s request and at UCLB’s cost, and subject to UCLB holding the same as Confidential Information of Orchard solely for the purposes of assessing the same to determine negotiating a licence to the Orchard Improvements:

(A)

deliver to UCLB a copy of that technical and clinical data relating to those Gene Therapy Products for which the licences hereunder are terminated and only in so far as Orchard owns and controls the same and is able to license the same to UCLB; and

(B)

disclose to UCLB details of all and any non-severable improvements to the UCLB Technology in respect of which licences have been terminated hereunder and which UCLB Technology is owned by and controlled by Orchard and may be licensed by Orchard to UCLB;

(ii)	the Parties shall have up to [***] to negotiate the commercial terms upon which Orchard Improvements may be licensed to UCLB; and

(iii)

if such licence to Orchard Improvements is agreed to include Regulatory Approvals with respect to those Gene Therapy Products for which the licences to UCLB Technology have been terminated, Orchard will as part of the terms of that licence execute, as applicable, those documents and do those things reasonably considered necessary to transfer to UCLB or UCLB’s nominee such Regulatory Approvals.

12.3.2

Termination of this Agreement for any reason shall not affect the accrued rights (including those relating to payments due or payments hereunder) of any Party arising under or out of this Agreement at the date of termination and all provisions which are expressed to survive this Agreement or continue after the Term and the provisions of Clauses 1, 5.12, 5.13, 8.1.1, 8.3.4 to 8.3.6 (inclusive for so long as Orchard has conduct of such proceedings), 9.8 to 9.11 (inclusive), 10, 12.3, 13.2, 13.3, 13.6 to 13.10 (inclusive), 13.12 and 13.14 shall survive termination and remain in full force and effect.

13.	GENERAL

13.1	Amendment.

This Agreement may only be amended in writing signed by duly authorised representatives of UCLB, UCLA and Orchard.

13.2	Assignment.

13.2.1

Subject to Clauses 13.2.2 and 13.2.3, no Party shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement or purport to do any of the same, without the prior written consent of the other Parties.

13.2.2

Without prejudice to Clause 12.2.1(d), Orchard may assign this Agreement and/or any of the licences granted hereunder to the purchaser or acquirer of all or substantially all its assets associated with the Agreement or the applicable licences to be assigned;

13.2.3

Each Party may, subject to obtaining the consent of the other Parties which shall not be unreasonably withheld or delayed, assign all its rights and obligations under this Agreement to any company to which it transfers all or substantially all of its assets or business in the Field, provided that the assignee undertakes to the other Parties to be bound by and perform the obligations of the assignor under this Agreement. However, a Party shall not have such a right to assign this Agreement if it is insolvent or any other circumstance described in Clause 12.2.1(c) (ignoring the references in that Clause to Orchard) applies to it or if the proposed assignee is a Tobacco Company.

13.2.4

No Party shall subcontract or delegate in any manner any or all of its obligations under this Agreement to any third party, without the prior written consent of the other Parties, save that the foregoing shall not prevent Orchard from sub-licensing rights hereunder and sub-contracting any act of Exploitation hereunder.

13.3	Waiver.

Any waiver given under or in relation to this Agreement shall be in writing and signed by or on behalf of the relevant Party. No failure or delay on the part of a Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

13.4	Severability.

If any provision or part of this Agreement is held to be invalid, unenforceable or illegal in any respect under the law of any relevant jurisdiction:

13.4.1

such provision or part thereof shall be deemed to have been severed from the remaining terms of this Agreement and this Agreement shall remain in full force and effect as if this Agreement had been executed without the offending provision appearing herein;

13.4.2	each of the Parties shall endeavour to agree an amendment which to the fullest extent possible will give lawful effect to their intentions as expressed in any provision severed under Clause 13.4.1;

13.4.3

if any restriction in this Agreement is held by any court or other competent authority to be invalid or unenforceable, then the Party against whom such restriction was intended to apply agrees to be bound by a restriction the same as the provision of the most onerous restriction which the court or other competent authority would have allowed in place of the affected restriction.

13.5	No Agency.

13.5.1

No Party is authorised to act as the agent for any other Party for any purpose whatsoever and no Party shall on behalf of the other Parties enter into, or make, or purport to enter into or make or represent that it has any authority to enter into or make any commitments on the other’s behalf.

13.5.2

Nothing in this Agreement shall be deemed to constitute a partnership or joint venture company between any or all of the Parties and none of the Parties shall do or suffer to be done anything whereby it might be represented as a partner of any other Party.

13.6	UCLA and UCLB status.

In this Agreement, UCLA and UCLB shall be jointly and severally liable to Orchard with respect to any liability, claim, breach, obligation or other right pursuant to this Agreement or otherwise in connection with the Joint UCLB/UCLA Technology. Similarly, should UCLA or UCLB wish to asset or enforce or rely upon any rights hereunder against Orchard in connection with any actual or alleged liability, claim, breach, obligation or indemnity or other right in connection with any of the Joint UCLB/UCLA Technology, then UCLA and UCLB shall only assert or enforce or bring such claim against Orchard together collectively.

13.7	Notices. Addresses for Service.

13.7.1

Any notice to be given under this Agreement shall be in English, in writing and shall be delivered by first class recorded delivery mail (if sent to an inland address) or by international courier (if sent to an address outside of the United Kingdom), or by email (confirmed by first class recorded delivery mail or international courier, as appropriate) to the address of the relevant Party set out at the head of this Agreement or such other address or email address as that Party may from time to time notify to the other Party in accordance with this Clause 13.7. The email addresses of the Parties are as follows:

UCLB – [***]

UCLA – [***]

Orchard – [***]

13.7.2

Notices sent as above shall be deemed to have been received [***] after the day of posting in the case of delivery inland first class recorded delivery mail, or [***] after the date of collection by the international courier, or in the case of email notifications, on the date the confirmation copy was deemed to have been received).

13.8	Law and Jurisdiction.

The validity, construction and performance of this Agreement, and any contractual and non-contractual claims arising hereunder, shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit, except that a Party may seek an interim injunction (or an equivalent remedy) in any court of competent jurisdiction. UCLA will be entitled to all defences available to it under California law.

13.9	Dispute Resolution

13.9.1

In the event of any dispute arising in connection with this Agreement, either Party shall be entitled but not obliged to escalate the matter to the Parties’ Executive Officers by serving a written notice on the other Party’s Executive Officer, in which case the Parties’ Executive Officers shall make themselves available to discuss the dispute, as the case may be (the “Unresolved Matter”), and seek to resolve such Unresolved Matter within the [***] following the delivery of such notice.

13.9.2

If the Parties agree to submit to mediation, they shall submit to non-binding mediation by a neutral mediator (with the understanding that the role of the mediator shall not be to render a decision but to assist the Parties in reaching a mutually acceptable resolution) who shall be accredited by the Centre of Dispute Resolution (“CEDR”) or otherwise appropriately qualified, and the mediation regarding the Unresolved Matter shall take place in London, or such other location as may be mutually agreed by the Parties. The mediator shall be chosen by agreement of the Parties, or if they are unable to agree on a mediator within [***] of a request from one Party to the other or if the agreed mediator is unable or unwilling to act, either Party may apply to CEDR to appoint a mediator.

13.9.3

Within [***] of the mediator being appointed, the Parties shall seek guidance from the mediator on a program for the exchange of information and the structure to be adopted for negotiations. Either Party may request a preliminary meeting with the mediator for this purpose which shall be attended by both Parties.

13.9.4

Unless otherwise agreed, all negotiations concerning the dispute shall be conducted in confidence and shall be without prejudice to the rights of the Parties in any future proceedings. The mediation is non-binding and the Parties shall not be obliged to accept or follow any recommendation of the mediator.

13.9.5

If the Parties reach agreement on the resolution of the dispute, the agreement shall be reduced to writing and shall be binding on the Parties once it is signed by their duly authorised representatives.

13.9.6

If the Unresolved Matter is not resolved by mediation within [***] of the appointment of the mediator, either Party may, subject to Clause 13.8, make any claim or application before the court as it sees fit.

13.9.7	The commencement of mediation under this Clause 13.9 shall not prevent either of the Parties from seeking injunctive relief in respect of any dispute.

13.10	Entire Agreement.

This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. Except as expressly provided under this Agreement, the Parties acknowledge that they are not relying on any representation, agreement, warranty, term or condition which is not set out in this Agreement. Nothing in this Clause or this Agreement shall or purports to exclude any liability for fraud or fraudulent misrepresentation.

13.11	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument, and shall not be effective until each of the Parties has executed at least one counterpart.

13.12	Third Parties.

Except for the rights of the Indemnitees as provided in Clause 9.8, who may in their own right enforce and rely on the provisions of that Clause, this Agreement does not create any right enforceable by any person who is not a party to it under the Contracts (Rights of Third Parties) Act 1999, but this Clause does not affect any right or remedy of a third party which exists or is available apart from that Act. The Parties may amend, renew, terminate or otherwise vary all or any of the provisions of this Agreement, including Clauses 2.7, 9.7 and 9.8, without the consent of UCL, UCLA and/ or any of the Indemnitees.

13.13	Non-use of Names; Announcements.

13.13.1

Orchard shall not use, and shall ensure that its Sub-licensees do not use, the name, any adaptation of the name, any logo, trademark or other device of UCLB or UCLA, nor of the inventors named on the Joint Patent or UCLB Patents nor the Principal Researchers in any advertising, promotional or sales materials without prior written consent obtained from UCLB in each case, except that Orchard may state that it is licensed by UCLB under the Joint Patent and UCLB Patents.

13.13.2

Save as provided in Clause 13.13.3 and except as required (and only to the extent required) by any applicable law or regulation, neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name or trade marks of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

13.13.3

Each Party is entitled on its respective web site to identify the other Parties as licensor or licensee of the Technology, and include the Parties’ respective logos, and a link to their websites in any annual reports or websites that showcase or discuss the Technology licensed hereunder.

13.13.4

Promptly following the Effective Date UCLB and Orchard shall, in good faith, agree the form of a press release and agree upon a release date for such press release, UCLA acknowledging that it shall be referenced in such press release as contributing to the Technology.

13.14	Variation.

No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

SCHEDULE 1

JOINT UCLB/UCLA TECHNOLOGY

Part A: ADA SCID Project

•	Program of research

Adenosine deaminase (ADA) deficiency is a severe disorder of immune system development. Without intervention, affected children die in the first year of life. Current treatment options are limited. Gene therapy can offer an effective long term treatment for this condition and this has been demonstrated by previous clinical trials using gammaretroviral vectors. [***]. The success and safety of newer vector constructs may lead to this strategy being used as the standard treatment for patients lacking a well matched bone marrow donor. To address this need a lentiviral vector (LV) for the gene therapy of ADA deficiency has been developed. LVs are able to transduce human stem cells with high efficiency but with a decreased ex vivo cell culture time which may be advantageous in preserving stem cell potential. The LV vector contains a codon optimised version of the human ADA gene which is transcribed from the short form of [***] “[***] lentiviral vector”. The EF1αS-ADA lentiviral vector has undergone extensive preclinical comparisons against gammaretroviral vectors and is currently the subject of two clinical trials at UCLA and UCL\Great Ormond Street Hospital.

•	ADA SCID Vector (alternative name is the [***] vector)

Scheme of [***]| vector

Sequence of EF1αS-ADA lentiviral vector (from junction marker)

[***]

Part B: Joint Patent

US Application number [***]

Part C: Joint Know-how

Know-How specific to the gene therapy for ADA SCID relating to and/or arising from the following:

[***]

Part D: Joint Clinical Data

For UCLB:

[***]

For UCLA:

[***]

Part E: Joint Materials

[***]

SCHEDULE 2

UCLB TECHNOLOGY AND UCLB MANUFACTURING TECHNOLOGY

Part A: LCR- EFS Platform Project

•	Program of research

[***]

•	LCR-EFS Vector

[***]

DNA sequence of the bLCR-EFS

[***]

•	LCR Sequences

[***]

•	Scheduled LCR-EFS Patents

[***]

•	LCR-EFS Know-How

[***]

•	LCR-EFS Platform Materials

[***]

Part B: MPS1 Project

•	Program of research

[***]

•	MPS1 Vector

Schematic of the MPS1 Vector

The plasmid DNA configuration of the [***] Vector

[***]

Sequence of the [***]

[***]

•	Scheduled MPS1 Know-how

[***]

•	MPS1 Materials

[***]

Part C: Perforin Deficiency Project

•	Program of research

[***]

•	Perforin Deficiency Vector

Scheme of the two Perforin Deficiency Vectors.

Perforin Deficiency Vector Sequences

1) [***]

[***]

2) Perforin promoter [***]

[***]

•	Scheduled Perforin Deficiency Know-how

[***]

•	Perforin Deficiency Material

[***]

Part D: [***]

•	Program of research

[***]

•	[***]

Schematic of the [***]

[***]

Sequence [***]

[***]

•	Scheduled [***]

[***]

•	[***] Materials

[***]

Part E : UCLB Patents

[***]

Part F : UCLB Know-how

[***]

Part G: UCLB Manufacturing Technology

[***]

Step description	Details	Quality control
[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

SCHEDULE 3

APPOINTMENT OF EXPERT

If either Party wishes to appoint an independent expert (the “Expert”) to determine any matter which pursuant to any Clause of this Agreement an expert may be appointed, the following procedures will apply:

1.

The Party wishing to appoint the Expert (the “Appointing Party”) will serve a written notice on the other Party (the “Responding Party”). The written notice will specify the Clause pursuant to which the appointment is to be made and will contain reasonable details of the matter(s) which the Appointing Party wishes to refer to the Expert for determination

2.

The Parties shall within [***] following the date of the Appointing Party’s written notice use all reasonable efforts to agree who is to be appointed as the Expert to determine the relevant matter(s). If the Parties are unable to agree upon the identity of the Expert within that timescale, the Expert shall be appointed by the President (for the time being) of the Licensing Executives Society Britain and Ireland upon written request of either Party.

3.

Each Party will [***] following appointment of the Expert, prepare and submit to the Expert and the other Party a detailed written statement setting out its position on the matter(s) in question and including any proposals which it may wish to make for settlement or resolution of the relevant matter.

4.	Each Party will have [***] following receipt of the other Party’s written statement to respond in writing thereto. Any such response will be submitted to the other Party and the Expert.

5.

The Expert will if he/ she deems appropriate be entitled to seek clarification from the Parties as to any of the statements or proposals made by either Party in their written statement or responses. Each Party will on request make available all information in its possession and shall give such assistance to the Expert as may be reasonably necessary to permit the Expert to make his/ her determination.

6.

The Expert will issue his/ her decision on the matter(s) referred to him/ her in writing as soon as reasonably possible, but at latest within [***] following the date of his/ her appointment. The Expert’s decision shall not be final and binding on the Parties unless stated in the operative provisions of this Agreement to be so.

7.	The Expert will at all times act as an independent and impartial expert and not as an arbitrator.

8.

The Expert’s charges will be borne by the party instigating expert determination, unless the Expert’s decision is stated in the operative provisions of this Agreement to be final and binding in which case the Expert’s charges will be borne as he/ she determines in his written decision.

SCHEDULE 4

DEVELOPMENT PLAN

SCHEDULE 5

DISCLOSURE PROCESS

Each Party will each nominate a “Disclosure Representative” to oversee and coordinate the Disclosure Process. The Disclosure Representatives will meet regularly, on a timetable that they will agree, to facilitate disclosure and ensure that the licensed Technology is transferred to Orchard in a timely fashion.

Within [***] of the Effective Date, Orchard will present to UCLB and UCLA (as applicable) a list of high-priority items to be disclosed, and the Disclosure Representatives will arrange for such items to be disclosed within [***] of UCLB or UCLA (as applicable) receiving the list, or on a timetable to be reasonably agreed between the Disclosure Representatives as dictated by the business needs of Orchard.

Orchard may make additional requests from time to time for items to be disclosed, for which a similar procedure will be followed, managed by the Disclosure Representatives.

The Disclosure Representatives will collaborate with the intention of completing the initial Disclosure Process as soon as possible and within [***] of the Effective Date. [***] from the Effective Date, the Disclosure Representatives will meet to determine which items, if any, have not been disclosed and will agree a timetable and process for completion of the initial Disclosure Process.

While the intention is to complete the initial Disclosure Process within [***], Orchard shall have the right to seek additional disclosure beyond the [***] Disclosure Process, as described in Clause 3.

Notwithstanding the foregoing, with respect to disclosure of the Joint Clinical Data the following principles shall apply:

•	An independent third party data management company shall be appointed to manage and undertake the identification, collection, storage and verification of the Joint Clinical Data on behalf of Orchard;

•	The independent third party data management company shall be paid by Orchard;

•

UCLB and UCLA shall work with, assist and co-operate with the independent third party data management company to facilitate the collection of all the Joint Clinical Data and to build/create a database of the Joint Clinical Data, that meets all necessary regulatory, quality and security standards as required by the FDA and/or EMA.

•	It is anticipate that this data collection process will take longer than [***], but that it shall be started upon notice from Orchard.

SCHEDULE 6

WARRANTIES

Part A : UCLB Warranties

UCLB warrants and represents to Orchard that:

Material Information

1.1	the information set out in the Schedules is materially accurate;

1.2	the Disclosure Letter and the documents annexed to it is materially accurate and complete;

1.3	each statement of opinion or belief which is attributed to UCLB in the Disclosure Letter is honestly held by those individuals identified in Clause 9.5e, and;

1.4	each document annexed to the Disclosure Letter is a complete and accurate copy of the original, and no such document has been amended (orally or in writing) or superseded;

Intellectual Property

1.5

it is the sole and exclusive owner, free of all encumbrances, of all right, title and interest in and to the UCLB Patents, and the joint owner solely with UCLA, free of all encumbrances, of all right, title and interest in and to the Joint Patents;

1.6	in respect of the UCLB Technology it is either:

1.6.1	the sole and exclusive owner, free of all encumbrances, of all right, title and interest in and to such Intellectual Property; or

1.6.2

a licensee with the right to grant the licences granted herein on the terms granted herein in respect of such Intellectual Property and the grant of which will not amend, affect, terminate or otherwise invalidate such licence;

and no third party has any rights to use or exploit the UCLB Technology which conflict in any way with this Agreement or the rights licensed, or purported to be licensed, hereunder;

1.7	it is not aware of any Intellectual Property Rights generated by any of the Thrasher Group or Gaspar Group pursuant to any Project that is not licensed to Orchard by virtue of this Agreement;

1.8	in respect of the Joint UCLA/UCLB Technology, UCLA and UCLB are together either:

1.8.1	the sole and exclusive owner, free of all encumbrances, of all right, title and interest in and to such Intellectual Property; or

1.8.2

licensees with the right to grant the licences granted herein on the terms granted herein in respect of such Intellectual Property and the grant of which will not amend, affect, terminate or otherwise invalidate such licence;

and no third party has any rights to use or exploit the Joint Patent or Joint Clinical Data which conflicts in any way with this Agreement or the rights licensed, or purported to be licensed, hereunder;

1.9	it has not granted, or agreed to grant, any licences or entered into any agreements which conflict with this Agreement and the licences granted or to be granted by UCLB hereunder;

1.10

it has not granted, or agreed to grant, or given any assurance not to enforce in respect of any of the Intellectual Property licensed hereunder in so far as such consents would enable the Third Party to develop any Gene Therapy Product;

1.11

it is not aware of any other Patent Right (beyond the UCLB Patents and Joint Patent) owned by or licensed to UCLB or to UCL for the benefit of the UCLB Principal Researchers that is required for the use and practise of any of the UCLB Technology or Joint UCLA/UCLB Technology or to develop, Exploit or commercialise any of the Gene Therapy Products (taking into account that UCLB has no specific knowledge of details of Orchard’s plans for such development, Exploitation or commercialisation, save that it generally knows they will be exploited in the relevant territories identified in Clause 6);

1.12

it has provided Orchard with details of third party Patent Rights of which it is aware, and which, so far as it is aware (taking into account that UCLB has no specific knowledge of Orchard’s plans for such development, Exploitation or commercialisation, save that it generally knows they will be exploited in the relevant territories identified in Clause 6), are likely to be relevant to the development, Exploitation or commercialisation of any Gene Therapy Product;

1.13

it is not aware that the disclosure to Orchard, or the use by Orchard, of any of the UCLB Know-how or Joint Know-how will amount to the misuse, misappropriation or infringement of any Third Party right or constitute a breach of any obligation of confidentiality owed by UCL or UCLB or the UCL Principal Researchers to any Third Party under any agreement to which UCLB is a party;

1.14

it is not aware of any material breach of any contracts relevant to or under which any ownership or licence rights or options are granted with respect to any of the UCLB Technology or the Joint Technology;

1.15

the grant of the rights to be licensed under this Agreement shall not give rise under any agreement, contract, arrangement or other circumstance to result in any Intellectual Property Rights that are owned or Controlled by either of UCLB or UCLA to cease to be owned or Controlled to the same extent;

1.16	it has not received any negative opinion from any patent office as to the validity of any of the Joint Patents or UCLB Patents;

1.17	there is no ongoing litigation to which UCL or UCLB is a party concerning any of the UCLB Technology or Joint Technology;

Clinical Studies & Regulatory Submissions and Regulatory Incentives

1.18	all of the Materials and Joint Materials to be transferred or provided or made available to Orchard have been used only for those clinical purposes identified in the Disclosure Letter;

1.19

so far as it is aware, the Joint Clinical Data is accurate and has been obtained in accordance with good clinical practice and adherence to standards expected for human clinical trials and as imposed or required by any ethics committee with oversight concerning the UCL ADA SCID Clinical Trial;

1.20

No-one within the Gaspar Research Group or Thrasher Research Group has filed any Regulatory Submission and/or any Regulatory Incentive in respect of any gene therapy products or therapies directed to any of the Indications, other than those filed in respect of the Projects and to be transferred pursuant to Clause 2.5.1.

Part B : UCLA Warranties

UCLA warrants and represents to Orchard that:

Material Information

1.21	the information set out in the Schedules is materially accurate and complete;

1.22	all the information which is contained in the Disclosure Letter and the documents annexed to it is materially accurate and complete;

1.23	each statement of opinion or belief which is attributed to UCLA in the Disclosure Letter is honestly held by the licensing officer of UCLA responsible for administration of this Agreement, and;

1.24	each document annexed to the Disclosure Letter is a complete and accurate copy of the original, and no such document has been amended (orally or in writing) or superseded;

Intellectual Property

1.25	it is the sole owner of the Intellectual Property Rights generated by any of the Kohn Group pursuant to the ADA SCID Project;

1.26	in respect of the Joint UCLA/UCLB Technology:

1.26.1	UCLA and UCLB are together the joint owners, free of all encumbrances, of all right, title and interest in and to the Joint Patents; and

1.26.2	no third party has any rights to use or exploit the Joint UCLA/UCLB Technology which conflicts in any way with this Agreement or the rights licensed, or purported to be licensed, hereunder;

1.27

it has not granted, or agreed to grant, any licences or entered into any agreements which conflict with this Agreement and the licences granted or to be granted by UCLA (or on UCLA’s behalf) hereunder;

1.28

it has not granted, or agreed to grant, or given any assurance not to enforce in respect of any of the Joint UCLB/UCLA Technology licensed hereunder in so far as such consents would enable the Third Party to develop any ADA SCID Product;

1.29

it is not aware of any other Patent Right (beyond the Joint Patent) owned by or licensed to UCLA that is required for the use and practise of any of the Joint UCLA/UCLB Technology, or to develop, Exploit or commercialise the ADA SCID Product (taking into account that UCLB has no specific knowledge of Orchard’s plans for such development, Exploitation or commercialisation, save that it generally knows the ADA SCID Product will be exploited in the relevant territories identified in Clause 6);

1.30

it has provided Orchard with details of third party Patent Rights of which it is aware, and which, so far as it is aware (taking into account that UCLA has no specific knowledge of Orchard’s plans for such development, Exploitation or commercialisation, save that it generally knows the ADA SCID Product will be exploited in the relevant territories identified in Clause 6), are likely to be relevant to the development, Exploitation or commercialisation of the ADA SCID Product;

1.31

it is not aware that the disclosure to Orchard, or the use by Orchard, of any of the Joint Clinical Data or Joint Know-how will amount to the misuse, misappropriation or infringement of any Third Party right or constitute a breach of any obligation of confidentiality owed by UCLA and/or the UCLA Principal Researcher to any Third Party under any agreement to which UCLA is a party;

1.32	it is not aware of any material breach of any contracts relevant to or under which any ownership or licence rights or options are granted with respect to any of the Joint UCLA/UCLB Technology;

1.33	it has not received any negative opinion from any patent office as to the validity of any of the Joint Patent;

1.34	there is no ongoing litigation to which UCLA and/or the UCLA Principal Researcher is a party concerning any of the Joint UCLA/UCLB Technology.

Clinical Studies

1.35

all clinical use of the Materials and Joint Materials to be transferred or provided or made available to Orchard by or on behalf of UCLA have been used only for those clinical purposes identified in the Disclosure Letter;

1.36

so far as it is aware, the Joint Clinical Data is accurate and has been obtained in accordance with good clinical practice and adherence to standards customary for human clinical trials in an academic setting and as imposed or required by any ethics committee with oversight concerning the UCLA ADA SCID Clinical Trial.

SCHEDULE 7

RESEARCH GROUPS

Gaspar Research Group

[***]

Kohn Research Group

[***]

Executed and delivered as a deed on the date set out at the head of this Agreement

Executed as a deed by UCL
BUSINESS PLC acting by
/s/ Anne Lane
Anne Lane , a
director, in the presence of:	SIGNATURE OF DIRECTOR

/s/ Carol Ann Ballard	Director

SIGNATURE OF WITNESS

NAME: Carol Ann Ballard

ADDRESS [***]

OCCUPATION [***]

Executed as a deed by The Regents
of the University of California acting
/s/ Emily W. Loughran
by Emily W. Loughran , a
director, acting under the authority of	SIGNATURE OF DIRECTOR
The Regents of the University of
California in the presence of:	Director

/s/ Cynthia Aiyanyi

SIGNATURE OF WITNESS

NAME Cynthia Aiyanyi

ADDRESS [***]

OCCUPATION Operations Specialist

Executed as a deed by ORCHARD
THERAPEUTICS LIMITED acting by
/s/ Alexander Pasteur
Alexander Pasteur ,
a director, in the presence of:	SIGNATURE OF DIRECTOR

/s/ Nihal Sinha	Director

SIGNATURE OF WITNESS

NAME Nihal Sinha

ADDRESS [***]

OCCUPATION Healthcare Investor

First Amendment to the ADA-SCID License Agreement

Reference is made to:

•

the license agreement between The Regents of the University of California (“UCLA”), UCL Business Plc (“UCLB”) and Orchard Therapeutics Limited (“Orchard”) dated 5 February 2016 (the “ADA-SCID License Agreement”) with UC Agreement Control Number [***],

•

the ongoing or planned studies for the ADA-SCID Product in a cryopreserved formulation at UCLA and UCLB and the corresponding Sponsored Research Agreement contemplated by Orchard to support UCLA and UCLB in the performance of these studies, and

•

the planned Compassionate Use Program (or Expanded Access Programs or Early Access Programs, collectively “CUPs”) for the ADA-SCID Product in a cryopreserved formulation at UCLB and the corresponding agreements contemplated for Orchard to support UCLB in the performance of this program.

Pursuant to this first amendment to the ADA-SCID License Agreement (the “First Amendment”) UCLA, UCLB and Orchard each hereby agree to amend the ADA-SCID License Agreement as follows. This First Amendment shall be effective as of the date of the last signature below.

•

UCL Clinical Trials scope: that the definition of “UCL ADA SCID Clinical Trial” defined on page 13 of the ADA-SCID License Agreement shall be deleted in its entirety and replaced as follows: “means (i) the clinical trial undertaken by UCL in respect of the ADA SCID Project under the clinical trial reference [***], (ii) the clinical trial to be undertaken by UCL using a cryopreserved formulation of autologous ex-vivo lentiviral gene therapy for ADA-deficiency for which ethics and regulatory approval is yet to be obtained (the cryopreserved trial in (ii) is the “UCLB Cryo Project”) and (iii) the compassionate use program (CUP) to be undertaken by UCL using a cryopreserved formulation of autologous ex-vivo lentiviral gene therapy for ADA-deficiency (the “UCLB CUP Project”)

•

UCLA Clinical Trials scope: that the definition of “UCLA ADA SCID Clinical Trial” defined on page 13 of the ADA-SCID License Agreement shall be deleted in its entirety and replaced as follows: “means (i) the clinical trial undertaken by UCLA in respect of the ADA SCID Project under the clinical trial reference [***], and (ii) the clinical trial undertaken by UCLA using a cryopreserved formulation of autologous ex-vivo lentiviral gene therapy for ADA-deficiency under the clinical trial reference [***], both (i) and (ii) performed under the same [***] (the cryopreserved trial in (ii) is the “UCLA Cryo Project”);”

•	Paragraph 5.4.2(iv): that the phrase “through use and reliance” in 5.4.2(iv) be replaced with “through use or reliance”;

•	Schedule 1 Part D: that “Schedule 1 Part D” set out on page 64 and 65 of the ADA-SCID License Agreement shall be deleted in its entirety and replaced and extended as follows:

“For UCLB:

[***]

For UCLA:

[***]

•	The payment obligations under Clause 5.1.4 of the ADA-SCID Licence Agreement shall not apply to UCLB Patient Consents that are the subject of the UCLB Cryo Project;

•	The Commercial Obligations under clause 6.2 of the ADA-SCID Licence Agreement shall include the new article 6.2.1 (d):

•

with respect to the rights granted by UCLA specific to the UCLA Cryo Project, abide by (i) all the relevant provisions from the California Institute of Regenerative Medicine’s Intellectual Property and Revenue Sharing Requirements for Non-Profit and For-Profit Grantees and (ii) the provisions of Title 17, California Code of Regulations, section 100607.

Except as expressly amended by this letter, the ADA-SCID License Agreement shall remain in full force and effect. For purposes of clarity this First Amendment is subject to the Law and Jurisdiction provision set forth in article 13.8 (LAW AND JURISDICTION) of the ADA-SCID License Agreement.

This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the parties will have the same legal validity as original signatures.

AGREED AND ACCEPTED as of the date of this letter:

ORCHARD THERAPEUTICS LIMITED

By:	/s/ Alexander Pasteur
Name:	Alexander Pasteur
Title:	Director, Interim
Date:	17 July 2017

UCLA

By:	/s/ Emily Loughran
Name:	Emily Loughran
Title:	Sr. Director of Licensing
Date:	7/26/17

UCLB

By:	/s/ Anne Lane
Name:	Anne Lane
Title:	Executive Director
Date:	18/7/17

UCLA

By:	/s/ Amir Naiberg
Name:	Amir Naiberg
Title:	Assoc. Vice Chancellor and President & CEO
Date:	7/25/2017

Second Amendment to the ADA-SCID Licence Agreement

Reference is made to:

•

The licence agreement between UCL Business Plc (“UCLB”), The Regents of the University of California (“UCLA”), and Orchard Therapeutics Limited (“Orchard”) dated 5 February 2016 as amended by a first amendment (the “First Amendment”) effective as of 26 July 2017 (the “ADA-SCID Licence Agreement”), pursuant to which UCLB has licensed the Perforin IP and the [***] (as is defined in the ADA-SCID Licence Agreement) to Orchard, with UC Agreement Control number [***].

•	The ongoing or planned preclinical and clinical development activities for the Perforin Deficiency Product and the [***], being or to be undertaken by UCL.

•

Orchard’s and UCLB’s wish to amend the terms of the ADA-SCID Licence Agreement with regard to the development and exploitation of Perforin IP and [***] on the terms set out in this Second Amendment Agreement to the ADA-SCID Licence Agreement (the “Second Amendment”).

Pursuant to this Second Amendment, UCLA, UCLB and Orchard each hereby agree as follows. This Second Amendment shall be effective as of the date of the last signature below.

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the ADA-SCID Licence Agreement shall have the same meaning when used in this Second Amendment, unless otherwise defined in this Second Amendment.

1.2

Unless the context otherwise requires, references in the ADA-SCID Licence Agreement to the “Agreement” shall be to the ADA-SCID Licence Agreement as amended by the First Amendment and this Second Amendment.

1.3

The rules of interpretation set out at clauses 1.2 to 1.6 of the ADA-SCID Licence Agreement shall apply to this Second Amendment, provided that references in those clauses to “this Agreement” shall be taken to refer to this Second Amendment.

2.	AMENDMENTS TO THE DEFINITIONS

2.1	The following definitions shall be added to Clause 1.1 of the ADA-SCID Licence Agreement:

“Subsequent Licensees” means Subsequent Perforin Licensees and Subsequent [***];

“Subsequent Perforin Deficiency Product” means any gene therapy product or therapy Exploited by a Subsequent Perforin Licensee pursuant to the grant of a licence to a Third Party of the Perforin IP following partial termination of this Agreement under Clause 12.2.4(A)(i), which is labelled, approved or otherwise marketed by the Subsequent Perforin Licensee for the Perforin Deficiency indication and (i) which would, were it not for the existing licence to the Perforin IP hereunder, infringe a Valid Claim of any Patents included in the Perforin IP; (ii) in which final product, the Perforin Deficiency Vector is incorporated in or is used in the manufacture or delivery of that final product; and/or (iii) which uses in the development of such product, or the manufacture of such product, or is incorporated in such product, any Perforin Deficiency Know-how;

“Subsequent Perforin Licensee” has the meaning given in Clause 12.2.4(A)(ii);

“Subsequent Perforin Payment” has the meaning given in Clause 12.2.4(A)(ii)(c);

“Subsequent Perforin[***] Net Receipts” means the gross amounts of licence fees and other one-off payments such as up-front signing fees, stage payments and milestone payments actually received by UCLB or an Affiliate of UCLB pursuant to the grant of a licence to a Third Party of the Perforin IP or [***] (as applicable) following partial termination of this Agreement under Clauses 12.2.4(A)(i) or 12.2.4(B)(i) as applicable, insofar as the receipt of such sums is attributable to the Perforin IP or [***] so licensed, less all tariffs, duties, taxes, excise, sales and value added taxes. The calculation of Subsequent Perforin[***] Net Receipts shall be subject to the following:

a) If UCLB grants a licence in return for non-cash consideration UCLB and Orchard shall in good faith and acting reasonably seek to agree what cash value will be attributed to such non-cash consideration from which cash value the Subsequent Perforin[***] Net Receipts will be calculated and when any such Subsequent Perforin[***] Net Receipts shall be paid, such agreement to be reached within [***] of closing the deal and provided that either party shall be entitled to refer the matter to the Expert for determination applying the provisions of Clause 5.5, mutatis mutandis, in the event that agreement cannot be reached by the Parties; and,

b) Subsequent Perforin[***] Net Receipts will exclude (i) any sums received by way of transfer pricing; (ii) litigation costs and fees, or other payments received in respect of the enforcement or defence of any Intellectual Property rights; (iii) any sums received for any products, services or processes that are not Subsequent Products; (iv) royalty payments, being any payments made on the basis of Subsequent Perforin Deficiency Products or Subsequent [***] actually sold by the relevant Third Party (whether calculated as a percentage of the sale price and (v) any service fees, FTE payments or other payments received to cover a contractual expense;

“Subsequent Perforin[***] Net Sales Value” means:

a) the gross invoiced price of Subsequent Products sold by Subsequent Licensees (or their agents) to a Third Party on an arm’s length transaction for the sale of the relevant Subsequent Product for a cash consideration; and/or

b) where a sale or disposal of Subsequent Products by the Subsequent Licensees (or their respective agents) to a Third Party is other than in accordance with (a) above (for example, is not at arm’s length and/or is for or includes a non-cash consideration and/or the cash consideration received by the Subsequent Licensees (or their respective agents) is calculated on a profit share basis and/or is supplied as part of a service or ongoing programme of therapy), the relevant open market price for the Subsequent Product so sold or disposed of in the country or territory in which the sale or disposal takes place or if the relevant open market price is not ascertainable, a reasonable price, assessed on an arm’s length basis therefor;

after deduction of all documented:

[***].

Supplies of Subsequent Products between UCLB and/or any of the Subsequent Licensees (or any combination of the foregoing) shall not be taken into account for the purposes of calculating “Net Sales Value” unless there is no subsequent sale to a Third Party in an arm’s length transaction for a cash or non-cash consideration within [***] of the first sale. Subsequent Perforin[***] Net Sales Value shall exclude (i) [***]; (ii) [***]; and (iii) [***];

“Subsequent [***]” has the meaning given in Clause 12.2.4(B)(ii);

“Subsequent [***]” has the meaning given in Clause 12.2.4(B)(ii)(c);

“Subsequent [***]” means any gene therapy product or therapy Exploited by a Subsequent [***] pursuant to the grant of a licence to a Third Party of the [***] following partial termination of this Agreement under Clause 12.2.4(B)(i), which is labelled, approved or otherwise marketed by the Subsequent [***] for the [***] and (i) which would, were it not for the existing licence to the [***] hereunder, infringe a Valid Claim of any Patents included in the [***]; (ii) in which final product, the [***] is incorporated in or is used in the manufacture or delivery of that final product; and/or (iii) which uses in the development of such product, or the manufacture of such product, or is incorporated in such product, any [***];

“Subsequent Products” means Subsequent Perforin Deficiency Products and Subsequent [***];

3.	AMENDMENTS TO CLAUSE 12.

3.1	The following wording shall be added after Clause 12.2.4 of the ADA-SCID Licence Agreement as an additional clause 12.2.4(A):

12.2.4(A)

Within [***] of receipt by Orchard of a clinical study report with respect to the clinical development of the Perforin IP comprising data from at least [***] patients, with at least [***] of [***], Orchard shall provide written notice to UCLB of its intention to continue to use Diligent Efforts to develop and Exploit such Perforin IP pursuant to Clause 6.2.1.

(i)

In the event that Orchard does not provide the written notice to UCLB in accordance with Clause 12.2.4(A) or notifies UCLB that it will not be using Diligent Efforts to advance the development and Exploitation of the Perforin IP pursuant to Clause 12.2.4(A),UCLB shall be entitled to terminate the licence in respect of the Perforin IP on [***] notice and on such notice the licence to the Perforin IP shall terminate. For the avoidance of doubt, in the event that Orchard provides the written notice to UCLB in accordance with Clause 12.2.4(A), and then does not use Diligent Efforts to develop and Exploit the Perforin IP, UCLB may in its sole discretion terminate the licence in respect of the Perforin IP by giving notice in writing to Orchard in accordance with Clause 12.2.4, it being agreed that the exercise of such discretion by UCLB shall only apply to terminate the licence in respect of the Perforin IP.

(ii)

In the event that UCLB terminates the licence to the Perforin IP in accordance with Clause 12.2.4(A)(i), UCLB shall for a period commencing on the date of termination of the licence and continuing until the [***] anniversary of the Effective Date pay to Orchard, in respect of any licence to Perforin IP granted by UCLB or a UCLB Affiliate to a Third Party (a “Subsequent Perforin Licensee”):

(a)

[***] of the Subsequent Perforin[***] Net Sales Value of the Subsequent Perforin Deficiency Product sold by a Subsequent Perforin Licensee to the extent that such amount has been actually received by UCLB or a UCLB Affiliate; and

(b)	a percentage payment on the Subsequent Perforin[***] Net Receipts received by UCLB or a UCLB Affiliate from a Subsequent Perforin Licensee. The percentage shall be as shown in the following table:

Cumulative Subsequent Perforin[***] Net Receipts	Percentage due
£1,250,000.00 and below	[***]
£1,250,000.01 to £2,500,000.00	[***]
£2,500,000.01 to £5,000,000.00	[***]
£5,000,000.01 and above	[***]

(c)

Any such payments under this Clause 12.2.4(A)(ii) (the “Subsequent Perforin Payments”) shall be paid by UCLB to Orchard [***] following the end of each half-year ending on [***] and [***] in each year, in respect of such net receipts received by UCLB or a UCLB Affiliate during such half-year period of UCLB’s or a UCLB Affiliate’s receipt of any payment from a Subsequent Perforin Licensee.

3.2

The following wording shall be added after Clause 12.2.4 of the ADA-SCID Licence Agreement as an additional clause 12.2.4(B) after the additional clause 12.2.4(A) as at clause 3.1 of this Second Amendment above:

12.2.4(B)

Within [***] of receipt by Orchard of a pre-clinical study report with respect to the development of the [***] comprising data from i) [***], Orchard shall provide written notice to UCLB of its intention to continue to use Diligent Efforts to develop and Exploit such [***] pursuant to Clause 6.2.1.

(i)

In the event that Orchard does not provide the written notice to UCLB in accordance with Clause 12.2.4(B) or notifies UCLB that it will not be using Diligent Efforts to advance the development and Exploitation of the [***] pursuant to Clause 12.2.4(B), UCLB shall be entitled to terminate the licence in respect of the [***] on [***] days’ notice and on such notice the licence to the [***] shall terminate. For the avoidance of doubt, in the event that Orchard provides the written notice to UCLB in accordance with Clause 12.2.4(B), and then does not use Diligent Efforts to develop and Exploit the [***] UCLB may in its sole discretion terminate the licence in respect of the [***] by giving notice in writing to Orchard in accordance with Clause 12.2.4, it being agreed that the exercise of such discretion by UCLB shall only apply to terminate the licence in respect of the [***].

(ii)

In the event that UCLB terminates the licence to the [***] in accordance with Clause 12.2.4(B)(i), UCLB shall for a period commencing on the date of termination of the licence and continuing until the [***] anniversary of the Effective Date pay to Orchard, in respect of any licence to [***] granted by UCLB or a UCLB Affiliate to a Third Party (a “Subsequent [***]”):

(a)	[***] of the Subsequent Perforin[***] Net Sales Value of the Subsequent [***] sold by a Subsequent [***] to the extent that such amount has been actually received by UCLB or a UCLB Affiliate; and

(b)	a percentage payment on the Subsequent Perforin[***] Net Receipts received by UCLB or a UCLB Affiliate from a Subsequent [***]. The percentage shall be as shown in the following table:

Cumulative Subsequent Perforin[***] Net Receipts	Percentage due
£1,250,000.00 and below	[***]
£1,250,000.01 to £2,500,000.00	[***]
£2,500,000.01 to £5,000,000.00	[***]
£5,000,000.01 and above	[***]

(c)

Any such payments under this Clause 12.2.4(A)(ii) (the “Subsequent [***]”) shall be paid by UCLB to Orchard within [***] following the end of each half-year ending on [***] and [***] in each year, in respect of such net receipts received by UCLB or a UCLB Affiliate during such half-year period of UCLB’s or a UCLB Affiliate’s receipt of any payment from a Subsequent [***].

3.3	In Clause 12.2.6 of the ADA-SCID Licence Agreement the wording “Clauses 12.2.2, 12.2.3 and 12.2.4,” shall be replaced with the wording “Clauses 12.2.2, 12.2.3, 12.2.4, 12.2.4(A) and 12.2.4(B),”.

3.4	Clause 12.3.1(e) of the ADA-SCID Licence Agreement shall be amended so that the word “promptly” is replaced with “within [***] of the termination”.

3.5	Clause 12.3.1(g) of the ADA-SCID Licence Agreement shall be amended so that the phrase “promptly on” is replaced with “within [***] of”.

3.6	Clause 12.3.1(j) of the ADA-SCID Licence Agreement shall be deleted and replaced with the following:

(j)

where the termination has been effected by UCLB under Clause 12.2.2, 12.2.3, 12.2.4, 12.2.4(A) or 12.2.4(B), in order that UCLB may continue either itself or through an appropriate third party to Exploit those specific Gene Therapy Products having been developed by Orchard hereunder and in respect of which licensed rights hereunder have been terminated, Orchard shall provide UCLB with the exclusive (for the periods set out below) first right to negotiate for a royalty-bearing licence, with rights to grant sub-licences (through multiple tiers subject to usual protections), to use and commercially Exploit any technical and clinical data specific to, and any non-severable improvements to, the UCLB Technology licensed hereunder associated with such terminated Gene Therapy Products which are owned and controlled (free of encumbrance or third party right) by Orchard for the purpose of Exploiting those specific Gene Therapy Products in respect of which the licences granted hereunder have been terminated (“Orchard Improvements”). UCLB has [***] following termination to notify Orchard in writing that it is interested in exercising its right to negotiate such licence, failing which it shall have no right to negotiate under this Agreement. Upon UCLB exercising its right of first negotiation by way of serving a written notice on Orchard:

(i)

Orchard shall on UCLB’s request and at UCLB’s cost, and subject to UCLB holding the same as Confidential Information of Orchard solely for the purposes of assessing the same to determine negotiating a licence to the Orchard Improvements within [***] following UCLB’s notification:

(A)

deliver to UCLB a copy of that technical and clinical data relating to those Gene Therapy Products for which the licences hereunder are terminated and only in so far as Orchard owns and controls the same and is able to license the same to UCLB; and

(B)

disclose to UCLB details of all and any non-severable improvements to the UCLB Technology in respect of which licences have been terminated hereunder and which UCLB Technology is owned by and controlled by Orchard and may be licensed by Orchard to UCLB;

(ii)	the Parties shall have up to [***] to negotiate the commercial terms upon which Orchard Improvements may be licensed to UCLB, unless the Parties mutually agree to extend the period of negotiation; and

(iii)

if such licence to Orchard Improvements is agreed to include Regulatory Approvals with respect to those Gene Therapy Products for which the licences to UCLB Technology have been terminated, Orchard will as part of the terms of that licence promptly execute, as applicable, those documents and do those things reasonably considered necessary to transfer to UCLB or UCLB’s nominee such Regulatory Approvals.

4.	AMENDMENTS TO CLAUSE 5.

4.1	Clause 5.10.1 of the ADA-SCID Licence Agreement shall be deleted and replaced with the following:

are exclusive of Value Added Tax which where applicable will be paid by the paying Party to the payee Party upon receipt by the receiving Party of an appropriate VAT;

4.2	Clause 5.10.2 of the ADA-SCID Licence Agreement shall be deleted and replaced with the following:

5.10.2(A)

shall where such payments are to be made by Orchard to UCLB be paid in pounds sterling in cash by transferring an amount in aggregate to the following account: UCL Business plc, Sort Code: [***], Account number: [***] Address: [***], and in the case of income or amounts received by Orchard or Sub-licensees in a currency other than pounds sterling, the Royalty shall be calculated in the other currency and then converted into equivalent pounds sterling at the relevant daily spot rate for that currency either (i) as quoted in the Financial Times newspaper on the last business day of the half-year period in relation to which the Royalties are payable; or, in the event of the foregoing quoted spot rate being unavailable (ii) as quoted in the Financial Times newspaper on the business day on which the sum in question is received by Orchard in, or converted by or on behalf of Orchard into, pounds sterling;

5.10.2(B)

shall for any Subsequent Perforin Payments and/or Subsequent [***]made by UCLB or a UCLB Affiliate to Orchard be paid in pounds sterling in cash by transferring an amount in aggregate to the following account: [***], and in the case of income or amounts received by UCLB, a UCLB Affiliate or a Subsequent Licensee, as applicable, in a currency other than pounds sterling, the payment to Orchard shall be calculated in the other currency and then converted into equivalent pounds sterling at the relevant daily spot rate for that currency either (i) as quoted in the Financial Times newspaper on the last business day of the half-year period in relation to which the Subsequent Perforin Payment and/or Subsequent [***] is payable; or, in the event of the foregoing quoted spot rate being unavailable (ii) as quoted in the Financial Times newspaper on the business day on which the sum in question is received by UCLB, a UCLB Affiliate or a Subsequent Licensee, as applicable, in, or converted by or on behalf of UCLB, a UCLB Affiliate or a Subsequent Licensee into, pounds sterling;

4.3	Clause 5.10.3 of the ADA-SCID Licence Agreement shall be deleted and replaced with the following:

may be made applying any set-off, and after deduction of any withholding in respect of any taxes, charges or duties that may be imposed or paid in any country. Where the paying Party is required by law to deduct such charges, the Parties shall take reasonable steps to do such reasonable acts and things and sign such deeds and documents as reasonably appropriate to assist them to take advantage of any applicable double taxation agreements or other legislative provisions to reduce the rate of withholding. If there is no double taxation treaty or the rate of withholding tax is greater than [***], the paying Party (or its agent) shall account and pay such amount of withholding to the relevant authority or collecting agent by deducting it from the Royalties, Subsequent Perforin Payments, Subsequent [***] or other payments otherwise due hereunder (as applicable) and shall send proof of payment to the receiving Party. The paying Party shall use its reasonable endeavours to minimise any withholding that it is required to make and to work with the receiving Party to achieve this. Similarly should any withholding or similar taxes be due or required by Orchard’s Affiliate or Sub-licensee, or UCLB’s Subsequent Licensee such withhold may be made and the paying Party shall work with the Affiliate, Sub-licensee or Subsequent Licensee (as applicable) to take advantage of any double taxation agreement or other legislative provision to reduce the tax payable. In the event of Orchard or its Affiliate or Sub-licensee receiving any repayment from the applicable authorities of sums previously paid as a result of their compliance with the foregoing and for which UCLB has not received a tax credit from other authorities, Orchard shall (or shall procure that the relevant Affiliate or Sub-licensee shall) promptly pay such repaid amount in full to UCLB. In the event of UCLB or its Subsequent Licensee receiving any repayment from the applicable authorities of sums previously paid as a result of their compliance with the foregoing and for which Orchard has not received a tax credit from other authorities, UCLB shall (or shall procure that the relevant licensee shall) promptly pay such repaid amount in full to Orchard; and

4.4	Clause 5.10.4 of the ADA-SCID Licence Agreement shall be deleted and replaced with the following:

shall be made by the due date, failing which the receiving Party may charge interest on any outstanding amount on a monthly basis at a rate equivalent to [***] above the Bank of England base lending rate then in force in London.

5	AMENDMENTS TO SCHEDULES.

5.1	Schedule 2 Part C of the ADA-SCID Licence Agreement shall be amended by the addition of the bullet points below to the list of bullet points below the heading “Scheduled Perforin Deficiency Know-how”:

[***]

5.2	Schedule 2 Part D of the ADA-SCID Licence Agreement shall be amended by the addition of the bullet points below to the list of bullet points below the heading “Scheduled [***]”:

[***]

6	MISCELLANEOUS.

6.1

Except as expressly waived or modified herein, the ADA-SCID Licence Agreement remain in full force and effect. For purposes of clarity this Second Amendment is subject to the Law and Jurisdiction provision set forth in article 13.8 of the ADA-SCID Licence Agreement.

6.2

This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the parties will have the same legal validity as original signatures.

AGREED AND ACCEPTED as of the date of the last signature below:

UCLB

By:	/s/ Anne Lane
Name:	Anne Lane
Title:	Executive Director
Date:	5/4/18

UCLA

By:	/s/ Mark Wisniewski
Name:	Mark Wisniewski
Title:	Snr. Director, Biopharmaceuticals
Date:	04/10/18

UCLA

By:	/s/ Amir Naiberg
Name:	Amir Naiberg
Title:	Assoc. Vice Chancellor and President & CEO
Date:	04/11/18

ORCHARD THERAPEUTICS LIMITED

By:	/s/ Mark Rothera
Name:	Mark Rothera
Title:	President & CEO
Date:	5 April 2018